Galeno.

EXHIBIT 4(a).4

TRANSLATION

Mr. Notary:

Kindly enter in your Public Deeds Registry the Option to Transfer Mining Rights Agreement entered into by and between La Asunción Negociadora Minera SAC (**ASUMIN**), with Tax N°20338786728, domiciled at Casimiro Ulloa N°176, apartment 3-5, Miraflores, province of Lima, department of Lima, duly represented by Mr. Gerardo Miguel Rojas Armas, with DNI N°07858807 as Chairman of the Board and Mr. Waldo Delfín Rojas Armas with DNI N°07858843 as General Manager both empowered as registered in File N°03011466 of the Registry of Corporations of Lima and as approved in General Shareholders Meeting of April 24th, 2003, hereinafter **THE TITLEHOLDERS**, of one part; and on the other part **LUMINA** Copper SAC and duly represented by Mr. Luis Rodríguez Mariátegui Canny, according to LE N°08798881 empowered as registered in File N°00011480480 of the Registry of Corporations of Lima with domicile at Miguel Aljovín N°530, Miraflores, province of Lima, department of Lima, hereinafter **LUMINA**; in the following terms and conditions stipulated in the following sections:

FIRST: BACKGROUND

1.1 **THE TITLEHOLDERS** are the current, unique and sole concessionaires of the following mining concessions located in the Department of Cajamarca, hereinafter collectively named the "**MINING RIGHTS**".

(a) "El Galeno", 591.3231 hectares, Code N° 0300X2984X01, which title was approved by means of Departmental Resolution Nº 4701-97-RPM of June 23rd, 1997, located in the District of Encañada, Province of Celendín, Department of Cajamarca;

(b) "El Galeno I", de 274.5658 hectares, Code N° 0300X3250X01, which title was approved by means of Departmental Resolution Nº 4669-97-RPM of June 23rd, 1997, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(c) "El Galeno II", 349.9138 hectares, Code N° 0300X3255X01, which title was approved by means of Departmental Resolution Nº 03329-2000-RPM of August 25th, 2000, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(d) "Galeno 10", 22.02 hectares, Code N° 01-04099-95, which title was approved by means of Departmental Resolution Nº 7536-96-RPM of November 19th, 1996, located in the District of Encañada, Province of Celendín, Department of Cajamarca;

(e) "Galeno 11", 326.63 hectares, Code N° 01-04097-95, which title was approved by means of Departmental Resolution Nº 5308-97-RPM of June 30th, 1997, located in the district of Encañada, Province of Celendín, Department of Cajamarca.

1.2 It is acknowledge that both parties know and accept that the Galeno II mining concession shown in letter c) of the preceding numeral at this date is subject to an administrative procedure (recurso de revisión) filed by N°0100202402-D before the Mining Counsel. **THE TITLEHOLDERS** declare that Galeno II concession is under this situation due to a mistake of INACC related to the payment of the concession fee of said mining concession; situation that will end

up in favour since its current titleholder, Mr. Gerardo Miguel Rojas Armas, has the original receipt of the challenged concession fee payment. Consequently, Mr. Gerardo Miguel Rojas Armas is committed to transfer such titleholding to **ASUMIN (THE TITLEHOLDERS)** so this last is the sole titleholder of all the **MINING RIGHTS** subject to this agreement. Notwithstanding, Mr. Gerardo Miguel Rojas Armas with DNI N°07858807, acting for himself signs this document showing his acceptance and committing himself to transfer holding of mining concession Galeno II before **THE TITLEHOLDERS** immediately upon its restitution and consequently **THE TITLEHOLDERS** also immediately will formalise all necessary documents before **LUMINA** for the registry of this agreement in the Galena II mining concession´s file.

SECOND: REPRESENTATIONS AND WARRANTIES

2.1 **THE TITLEHOLDERS**s hereby represent and warrant that:

(a) **ASUMIN** has all the corporate powers and the authority to enter into this Option Agreement and to grant the Option to **LUMINA**, being empowered to enter into and perform all acts undertaken by **ASUMIN** by means of this document, and no prior consent is required from any entity whatsoever.

(b) Other than what is mentioned in sub-section 1.2, the **MINING RIGHTS** are in good standing, free and clear of any contingencies, liens or encumbrances and there are no oppositions by any priority rights of third parties; likewise, that there are no judicial or extra judicial action nor agreement that may affect or limit (i) their free transfer, (ii) the unlimited access of **LUMINA** to the areas comprised within the **MINING RIGHTS** or (iii) the entering into of this Agreement. Likewise, they are not subject to any assignment, mining option, joint venture agreements or the like and that they are not challenged for any reason whatsoever.

(c) The **MINING RIGHTS** are totally up to date with the payment of the Concession Fees corresponding to each one of them for all the fiscal years from the date of their petition up to the concession fees for year 2002, payment due on June 2002. With respect to the penalty for not meeting the annual minimum investment or production as established in article 40 of the Single Text of the Mining Law, approved by Supreme Decree N° 014-92-EM and its amendments, extensions, regulations and other connected thereto (Mining Law) the **MINING RIGHTS** have not been subject to such payment until year 2002.

(d) The **MINING RIGHTS** are incorporated in the Official Mining Map with definitive UTM co-ordinates and has no knowledge of any priority rights within their area ; likewise has no knowledge of any neighbour or bordering mining right with its definitive incorporation to the Official Mining Map pending.

(e) The **MINING RIGHTS** are not comprised within any Protected Natural Area, their cushion area and/or any Reserved Area, and have not been declared as Urban Area or Urban Development Area.

(f) The administrative and registration steps corresponding to the **MINING RIGHTS** have been accomplished with all the formalities for their concession title granting, as provided by law.

(g) **ASUMIN** has not fail to comply whether directly or through other operators authorised by **THE TITLEHOLDERS** with all the laws, regulations or permits related to the exercise of the mining activities corresponding to them as titleholders of the **MINING RIGHTS**, and that they have not violated any provision related to the environmental protection while exercising their activities, there being no environmental conditions that may affect the **MINING RIGHTS**.

(h) **ASUMIN** has complied with all the formal obligations applicable to the **MINING RIGHTS** in accordance to the Mining Law being up to date with all the declarations, studies, assessments, payments and any other requirement of law.

2.2 If **LUMINA** verifies that **THE TITLEHOLDERS**'s title to the **MINING RIGHTS** is (i) defective, (ii) deficient, (iii) corrupted, (iv) limited to its free assignment as contemplated in sub-section 8.4 and transfer, (v) challenged , **LUMINA** may file all legal actions deemed necessary which shall be borne by **THE TITLEHOLDERS**, in order to remedy such defects or limitations, without any responsibility for **LUMINA** who is entitled to deduct from the foreseen disbursements in sub-section 3.4 the expenses actually incurred in the defence of the title, without prejudice to **THE TITLEHOLDERS**'s obligation to co-operate with **LUMINA** in all those acts deemed necessary to that end and committing themselves to obtain the widest righting of law. This deduction will not be applicable in case the title and the exercise of the mining activity on the **MINING RIGHTS** were affected as a consequence of the obligations **LUMINA** is committed to according to this agreement.

2.3 **LUMINA** represents and warrants the following.

That it has the corporate power and authority as to enter into this Option Agreement and that no other consent or approval concerning to this Agreement is required.

2.4 **THE TITLEHOLDERS** and **LUMINA** hereby represent that this Option Agreement is not subject to any regulatory approval or consent, although subsequent actions of **LUMINA** or any of its affiliates may require approval related to the stock exchange or of any other kind. In any case any commitment in this extreme shall not affect the title of **THE TITLEHOLDERS**.

THIRD: TRANSFER OPTION

3.1 <u>Transfer Option</u>

In accordance to article 165º of the General Mining Law, **THE TITLEHOLDERS** grants **LUMINA** an exclusive and irrevocable option to transfer, for **LUMINA** to decide at its sole discretion, within the term stipulated in sub-clause 3.3, the acquisition of one hundred per cent (100%) of the **MINING RIGHTS**, including its constituents and accessories parts and others, whether located inside or outside of their perimeter (hereinafter the Option).

3.2 <u>Transfer Price</u>

The Transfer Price for the 100% of the **MINING RIGHTS**, including their constituents and accessories parts that are part of the Option, is US$2,000,000 (Two millions and 00/100 Dollars of the United States of America), amount that eventually could be increased proportionally to the increase of the Retraction Token as agreed in numeral 3.4.2 (via adjustment) or reduced as provided in numeral 3.4.3 (the "Transfer Price"). Finally, the Transfer Price shall be equal to the corresponding amount to be paid as Retraction Token agreed in sub-section 3.4.

In addition to the Transfer Price and also as a consideration for the transfer of the **MINING RIGHTS**, including their constituents and accessories parts, upon exercising of the Option, **LUMINA** shall pay to **THE TITLEHOLDERS** the amounts foreseen in section 3.7 in the opportunities stipulated therein (hereinafter Deferred Price). The Retraction Token shall not be imputed to the Deferred Price; Deferred Price will not be subject to any adjustment either.

3.3 <u>Term of the Option</u>

(a) The term of the Option is forty eight (48) months as from the date of execution of this agreement.

(b) Prior to the expiration of the forty eighth month of the Option, **LUMINA** may, at its own decision, extend the term of the Option up to a maximum of twelve (12) months in addition to the forty eight (48) months agreed in the foregoing literal a). The new term shall be counted as from the day following the expiration of the forty eight (48) month agreed in literal (a) of this sub-section 3.3, this is on April 25th, 2007 as mentioned in paragraph 3.4.2. The extension shall be made upon notarial letter.

(c) The term of the Option is compulsory for **THE TITLEHOLDERS** and voluntary for **LUMINA**. Accordingly, **LUMINA** may terminate the Option at any time by sending a Notification to **THE TITLEHOLDERS**, through a notary, indicating its intention. The termination will be in effect upon the thirtieth day as of receiving the above mentioned Notice. If termination of the Option takes place, both parties will be stating their conformity in doing so, as a signal of not having anything to claim from each other for such termination, committing **LUMINA** to comply within the terms stated herein with all its pending obligations due before or at the date of termination of the option.

3.4 <u>Retraction Token</u>

3.4.1 **LUMINA** agree to give **THE TITLEHOLDERS** as Retraction Token, the following amounts:

(a)	**US$10,000**	Upon execution of this agreement;
(b)	**US$20,000**	July 25th, 2003.
(c)	**US$50,000**	October 25th, 2003.
(d)	**US$100,000**	April 25th, 2004.
(e)	**US$300,000**	April 25th, 2005.
(f)	**US$400,000**	April 25th, 2006.
(g)	**US$1,120,000**	April 25th, 2007.

Both parties agree that once the term for each payment mentioned in the above paragraph is elapsed, **LUMINA** shall pay as a penalty the amount of US$500.00 per each day of demurrage in the payment, without prejudice of the corresponding interests.

3.4.2 If **LUMINA** decides to extend the term of the Option as mentioned in (b) of sub-section 3.3, the payment of US$1,120,000.00 (One Million one hundred and twenty thousand 00/100 dollars of the United States of America) foreseen in (g) of numeral 3.4.1 shall be postponed at the most until April 30th, 2008. In addition to the payments stipulated in numeral 3.4.1, **LUMINA** shall pay to **THE TITLEHOLDERS** as Retraction Token the amount of US$100,000.00 (one hundred thousand 00/100 dollars of the United States of America) for the extended twelve months period. This amount will be 100% paid on April 25th, 2007, day in which the extension starts. Even if 50% of this payment is not subject to any deduction from future payments, both parties agree that the other 50% of the payment will be reduced from the postponed US$1,120,000 that –after the deduction of the above mentioned US$50,000 -will be payable on April 25th, 2008. The token disbursed during the extended period will be subject to paragraph 3.4.3 referred to adjustments. The day for the purpose of calculating the adjustment will be the one in which the payment is cashed.

3.4.3 Adjustment to the Retraction Token

The Retraction Token payments to be disbursed to **LUMINA** pursuant to paragraphs (d), (e), (f) and (g) of sub-section 3.4.1 and those that eventually may apply according to numeral 3.4.2 will be subject to reduction based on the copper price average (3 month London Metal Exchange) fixed on the date immediately prior –or, in defect, the existing prior closest quotation- to each of the dates in which a payment is due. Adjustments will be calculated upon the following chart:

Copper Price (US$)	Reduction of the Token
Less to 0.65	50%
Equal or more than 0.65 and less than 0.80	35%
Equal or more than 0.80 and less than 1.00	20%
Equal or more than 1.00	without adjustment

The payments foreseen in (a), (b) y (c) of numeral 3.4.1 will not be subject to adjustment.

3.4.4 Imputation of the de Retraction Token Payment

If **LUMINA** exercise the Option the Retraction Token given to **THE TITLEHOLDERS** pursuant to sub-sections 3.4.1 and 3.4.2 after adjustments (whenever applicable) according to numeral 3.4.3, shall be totally and automatically imputed to the Transfer Price at the same time when the Option is exercised, being committed to pay the resulting Transfer Price, if applicable, according to sub-section 3.6.

3.4.5 Waiver of the Retraction right

THE TITLEHOLDERSS hereby waive to its right of retraction.

3.4.6 Requirements for the Disbursement of the Retraction Token

The Retraction Token referred to in sub-sections 3.4.1 y 3.4.2 shall be disbursed only if they were due during the term of the Option Agreement, and as long as the Agreement is not terminated.

3.4.7 Way of Payment of the Retraction Token

Payments set out in paragraphs (a), (b) and (c) of numeral 3.4.1 and 50% of the payment set out in paragraph (d) of sub-section 3.4.1 shall be made in cash. The remainder 50% of the payment set out in literal (d) of numeral 3.4.1, payments set out in (e), (f) and (g) of numeral 3.4.1, all the payments that eventually may apply according to numeral 3.4.2 and the Deferred Price may be made in shares of **LUMINA** (hereinafter the Shares) or in cash, at the option of **LUMINA**. **LUMINA** will guarantee **THE TITLEHOLDERS** that when the Shares become freely tradable (4 months after the issuance to **THE TITLEHOLDERS**) they will have an Aggregate Market Value (Share price multiplied by the number of Shares) equal or greater than when issued.

If at the moment in which the Shares become freely tradable they are at an Aggregate Market Value below the agreed value, **LUMINA** will pay within the next 5 working days the difference in cash to **THE TITLEHOLDERS** between the Aggregate Market Value on issue and the Aggregate Market Value on the date the Shares become free trading. With reimbursement of this difference the payment shall be deemed to have occur.

If at the moment in which the Shares become freely tradable they are above the Aggregate Market Value they had at issue, it will be deemed that **LUMINA** has completed the payment and **THE TITLEHOLDERS** will be entitled to retain the excess value.

3.4.8 Consequences for not Exercising the Option

If **LUMINA** decides not to exercise the Option the Retraction Token disbursed by **LUMINA** will be lost by **LUMINA** in benefit of **THE TITLEHOLDERS** will include, if applicable, the Value Added Tax and the Municipal Promotion Tax, as well as any other tax attached to the added value, consumption or sale that may be created in their place.

Likewise, **LUMINA** is complementary committed to the payment of the concession fee that eventually may be applicable for to the year in which the option is terminated as mentioned in paragraph 5.1.2 (b).

In the same way, **LUMINA** is committed to timely deliver all the necessary information for **THE TITLEHOLDERS** to comply with the filing of the Annual Consolidated Affidavit (DAC) and other administrative obligations related to the activity **LUMINA** may eventually execute in the **MINING RIGHTS**, as well as to comply with providing the information that the mining authority may request **THE TITLEHOLDERS** and **LUMINA** holds with respect to the works performed or with respect to the **MINING RIGHTS** by **LUMINA** according to this agreement.

Likewise, in case **THE TITLEHOLDERS** is commanded to the fulfillment of any of **LUMINA**´s obligations or being a Titleholder´s obligation **THE TITLEHOLDERS** is not able to comply with it due to **LUMINA**´s breach to this agreement, **THE TITLEHOLDERS** will be entitled to claim restitution against **LUMINA**. This right will be exercisable at any time and with respect to all the obligations that may have been applicable at the time the agreement was in force; which will be in force until the competent authority declares its conformity to the fulfillment of the obligation requested to **THE TITLEHOLDERS**, or in any case at the expiration of a 90 days term (as of the moment in which **LUMINA** notices its decision of not exercising the option or as of the moment in which this agreement terminates for any reason whatsoever); whatever occurs first.

In connection with the environmental obligations and responsibilities number (iii) of paragraph b) of sub-section 3.8.2 of sub-section 3.8 of this agreement shall be applicable.

3.4.9 Indivisibility of the Retraction Token

The Retraction Token foreseen in sub-sections 3.4.1 and 3.4.2 of Section Third are indivisible, therefore there will be no place to claims to collect the Retraction Token in portions based in the elapsed days, weeks or months.

In case **LUMINA** does not timely deliver any payment of the Retraction Token set out in numerals 3.4.1 y 3.4.2, **THE TITLEHOLDERS** will serve a Notice to **LUMINA**, by notary means, indicating such failure which shall be corrected within the next fifteen (15) calendar days as of the date in which **LUMINA** receives the Notice. In this case the penalty mentioned in paragraph 3.4.1 will apply until the day the payment is completed.

It will not be considered as a failure by **LUMINA** when the suspension to pay the Retraction Token set out in numerals 3.4.1 y 3.4.2, is based a controversy with respect to any failure of **THE TITLEHOLDERS** to comply with their obligations, until a final award or resolution is reached ending such controversy. Also, it will not be considered as a failure by **LUMINA** the lack of payments because of an Act of God or force majeure, declared accordingly with sub-section 8.3 of this Agreement.

3.5 Exercice of the Option

3.5.1 **LUMINA** may exercise the Option at any time during the Term of the Option by serving a Notice to **THE TITLEHOLDERS** through a notary .

3.5.2 Upon exercising the Option the transfer of the **MINING RIGHTS** in favour of **LUMINA** shall be perfected.

3.5.3 Without prejudice to the foreseen in numeral 3.5.2, for the purpose of registering the transfer in the registry files of the **MINING RIGHTS**, **THE TITLEHOLDERS** is unconditional and irrevocable committed to execute all the public and public instruments that **LUMINA** may require or request in accordance to law related to the registry of the transfer of the **MINING RIGHTS**, within a term not longer than twenty (20) calendar days upon receipt of the Notice exercising the Option. **LUMINA** shall be responsible for the wording of the documents and for the costs involving its preparation and registration. Any delay by **THE TITLEHOLDERS** to execute the documents requested by **LUMINA** after the Option is exercised, shall cause

the automatic extension of the authorisation to perform mining activities referred to in Clause Forth, as well as creates the right of **LUMINA** to start any development, construction and exploitation works in the **MINING RIGHTS** without any additional consideration to the Transfer Price, situation that will last until **THE TITLEHOLDERS** executes all the documents required by **LUMINA** for this purpose.

3.6 Transfer Price Payment

The remainder of the Transfer Price will be equal to the difference that may exist between the Transfer Price and the total of the Retraction Token disbursed by **LUMINA** to **THE TITLEHOLDERS**. The remainder of the Transfer Price will be paid at the time of the execution of the public deed of transfer of the **MINING RIGHTS**, making public knowledge of the transfer of the **MINING RIGHTS** to **LUMINA**.

The Postponed Price will be paid at its corresponding moment, according with sub-section 3.7

3.7 Postponed Price

As additional consideration for to the transfer of the **MINING RIGHTS**, **LUMINA** shall pay to **THE TITLEHOLDERS**, under the denomination of Postponed Price:

(a) US$250,000.00 (two hundred and fifty thousand 00/100 dollars of the United States of America) upon completion of a Positive Feasibility Study. For purposes of this Agreement and the eventual transfer agreement arisen from the Option, it is understood that a Positive Feasibility Study is the study that recommends the commercial production of the **MINING RIGHTS** on which financial entities would be prepared to lend funds for construction.

(b) US$1,300,000 (one million three hundred thousand 00/100 dollars of the United States of America), on the day in which one year is completed as from the date upon the **MINING RIGHTS** had commenced commercial production.

In relation with these Postponed Price and to secure the timely payment of its integrity, the corresponding legal mortgage will be registered upon the registry of the transfer of the **MINING RIGHTS**.

3.8 Termination of the Option Agreement

3.8.1 Grounds for termination of the Option Agreement are:

(a) **LUMINA** failure to timely pay any of the Retraction Token detailed in numerals 3.4.1 y 3.4.2 after the adjustments foreseen in numeral 3.4.3 of Third Clause and last paragraph of paragraph 3.4.1 on penalties for demurrages had occur, provided **THE TITLEHOLDERS** had complied with serving the requirement Notice and **LUMINA** failed on timely correcting in accordance to numeral 3.4.9.

(b) The unilateral decision adopted by **LUMINA** in accordance to letter c) of numeral 3.3.

(c) Expiration of the Term of the Option contemplated in sub-section 3.3 of Section Third without **LUMINA** having exercised the Option;

(d) The agreement by the parties to terminate the Option Agreement.

(e) Lack of timely payment of the Concession Fees and the applicable penalties, accordingly to this agreement.

3.8.2 Upon termination of the Option Agreement:

(a) The obligation to deliver the Retraction Token set out in sub-section 3.4, as well as any other obligation of **LUMINA**, whether monetary or not, ceases, except for those obligations in charge of **LUMINA** that upon termination were due in favour of **THE TITLEHOLDERS** according to this agreement.

(b) Within the following sixty (60) days, **LUMINA** shall:

(i) Deliver to **THE TITLEHOLDERS** copies of all the non interpretative reports, maps, plans, photos and records of drilling of **LUMINA**, being established that **LUMINA** does not formulate any representation or warranty related to the precision, detail or completeness of said documents. Likewise, **LUMINA** shall delivered to **THE TITLEHOLDERS** a technical report indicating the exploration works performed in the **MINING RIGHTS** up to the date of termination of this Agreement, with the same limitation regarding the precision, detail or completeness of their contents.

(ii) Remove all equipment, machinery, buildings, structures, facilities and other property of any nature whatsoever, introduced, constructed or installed in the **MINING RIGHTS**, taking good care in all cases for not altering the integrity of the **MINING RIGHTS** DERECHOS MINEROS, remaining to the benefit of TITLEHOLDER the improvements necessary to keep the integrity of the mining activities.

(iii) Perform the all the reclamation obligations that may be applicable resulting from exploration and development activities and leave the working field in an environmentally acceptable condition.

THE TITLEHOLDERS will have another 60 calendar days to verify that **LUMINA** has comply with its reclamation obligations according to Mining Exploration Activities Environmental Regulation and to make the applicable observations. In case of any observation **LUMINA** will be committed to perform all the necessary additional works at its cost and account in a reasonable term deemed to be necessary.

Notwithstanding the above and in the event **THE TITLEHOLDERS** shall respond for any non-compliance to the mentioned Regulation that at the time of raising the observations mentioned in the aforementioned paragraph were not identified, and that are related to the activities performed by **LUMINA**, and even in the case the remedy to the non-compliance is commanded to **THE TITLEHOLDERS** after this agreement has terminated, **THE TITLEHOLDERS** will also have the right to repeat against **LUMINA** for the reimbursement of all the expenses effectively paid for such non-compliance.

(c) If **LUMINA** (i) is not able to or is delayed in the compliance with the obligations assumed under the foregoing letter (b) of the numeral 3.8.2 due to Acts of God or force majeure or (ii) a larger term is determined by law or by the corresponding authority, the relevant term of sixty (60) days set out in letter c) of paragraph 3.8.2 shall be extended for the period that may correspond.

FOURTH: AUTHORISATIONS OF MINING ACTIVITIES

4.1 By means of this Agreement, **THE TITLEHOLDERS** grant an express and exclusive authorisation for **LUMINA** to carry out exploration activity upon the **MINING RIGHTS** and other mining assessment works that it may deemed pertinent without any reserve nor limitation, that may allow **LUMINA** to determine the feasibility of their development in order to adopt the decision whether to exercise the Option or not. This authorisation shall be irrevocable to the extent the Option is in force.

4.2 **LUMINA** shall be entitled to use the minerals and to dispose of the total of the samples, and of the fifty per cent (50%) of the drilling cores obtained from its activities developed in the **MINING RIGHTS**.

4.3 **LUMINA**, without any additional consideration, shall be entitled to the easements, the rights upon them, rights of pass and access that **THE TITLEHOLDERS** may have now or may have in the future in connection with or in the area of influence of the **MINING RIGHTS**, which shall be transferred to **LUMINA** in case the Option is exercised. **THE TITLEHOLDERS**, also without any additional consideration, shall grant the right to use the land they own or possess, or acquires or occupies in the future, which will stand as long as the Option is in force. For the purpose of this agreement all the surface rights that may eventually **THE TITLEHOLDERS** may have will be considered as accessory parts to the **MINING RIGHTS**.

FIFTH: RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1 **LUMINA** have the following rights and obligations:

5.1.1 Rights:

(a) Conduct at its sole judgement all the exploration, assessment and development works as convenient within the area of the **MINING RIGHTS**, according the programs and budgets prepared by **LUMINA** for itself and at its own criteria. There will be no investment or expenses commitment.

(b) Have access as long as the Option is in force, to all the geological, technical, environmental and any other information related thereto that **THE TITLEHOLDERS** may possess now or in the future with respect to the **MINING RIGHTS**.

(c) Apply for new areas or bargain with third parties for itself any mining right in the neighbourhood of the **MINING RIGHTS**. In the event of an acquisition of a right or interest in this respect, these will not be part of this Agreement or to the transfer agreement that the Option may eventually cause.

(d) Request the delivery of the invoices for the corresponding disbursements.

5.1.2 Obligations:

(a) Conduct the exploration works in the **MINING RIGHTS** accordingly with applicable good mining practices, complying with its obligations set out in Title Six of the Mining Law and the technical, health, safety, mining, environmental and any other rules related with the mining industry.

In connection with the environmental obligations and responsibilities number (iii) of letter b) of paragraph 3.8.2 of sub-section 3.8 of this agreement will be applicable.

(b) Pay, before June 30 of each year, as long as the Option is in force on the preceding May 31st, the Concessions Fees and the Penalties that may apply with respect to the **MINING RIGHTS**, in order to keep them in good standing. This obligation shall not be understood, under any circumstance, as an obligation to execute works or to incur in minimum investments or expenses upon the **MINING RIGHTS**. In case of termination of this Option Agreement **LUMINA** will still be committed to pay the Concession Fees and the eventual penalty payment that may be applicable during that year, as long the Option is on force at January 1st of the given year. With respect to the penalties to be paid during the first semester of year 2003, even though it is a penalty due to not meeting the minimum annual production or investment during year 2002 –in which **LUMINA** had no obligation to explore/invest- **LUMINA** is committed to pay the penalty to be paid during year 2003 only for the Galeno 10 concession.

(c) Deliver to **THE TITLEHOLDERS** annually or whenever the competent authority explicitly requests it all the technical data related to the activities performed by **LUMINA** in rhe **MINING RIGHTS**. In case the data is challenged by the mining competent authority as insufficient, incomplete or incorrect, **LUMINA** shall inform **THE TITLEHOLDERS** accordingly with what requested by such authority.

It is understood between the parties that the data supplied will not contain in any case interpretations by **LUMINA** to the activities executed by it.

(d) Return the **MINING RIGHTS** clean from works executed by **LUMINA** and with the areas used during the Option reclaimed according to the environmental regulations in force and to letter b) (iii) of numeral 3.8.2.

(e) Supply to **THE TITLEHOLDERS** an annual report showing the administrative activities performed with respect to the **MINING RIGHTS**, in connection to the concession fee payments and the penalty payments, as well as the necessary information for **THE TITLEHOLDERS** to comply with the filing of the Annual Consolidated Affidavit before the mining authority, in the opportunity requested by the latter.

5.2 **THE TITLEHOLDERS** have the following rights and obligations:

5.2.1 Rights:

(a) Demand, if a delay occurs in the payment by **LUMINA** of the Retraction Token referred to in sub-section 3.4, according to the procedure established in numeral 3.4.9 of Section Third.

(b) Reasonably conduct inspections, at its own risk and expense, to the works and mining activities performed by **LUMINA** in the **MINING RIGHTS**, to ensure compliance of **LUMINA** with its obligations hereof, for which **THE TITLEHOLDERSS** shall appoint their authorised representatives and to co-ordinate with **LUMINA** the availability, opportunity, access and lodging in the corresponding facilities of the **MINING RIGHTS**. For the purpose of the frequency and duration of the inspections rule II of the Preliminary Title of the Civil Code will apply.

5.2.2 Obligations:

(a) Supply to **LUMINA** all the geological, technical, environmental and any other information **THE TITLEHOLDERSS** may possess, in connection to previous exploration, exploitation or any other mining or non mining works performed in the **MINING RIGHTS**.

(b) Notice immediately to **LUMINA** of any subpoena or notice received, or action initiated in connection with the **MINING RIGHTS**, as soon as they know about them.

(c) Not conduct mining or any other kind of activity in the **MINING RIGHTS**, nor compromise the validity, existence or title of the **MINING RIGHTS**, as well as to fulfil with all necessary acts to keep the titles of the **MINING RIGHTS** in good standing.

(d) Not enter into any agreement, nor encumber, mortgage, charges, o perform any activity that may restrain in any way their rights or, in general, may affect the **MINING RIGHTS** o this Agreement.

5.2.3 **THE TITLEHOLDERS** voluntarily will perform all acts to his reach to support **LUMINA**. Exceptionally, in case of defending the **MINING RIGHTS** and for obtaining the necessary permits, approvals, easements, water rights and surface rights, **THE TITLEHOLDERS** is committed to participate performing all the necessary acts to his reach.

SIXTH: MINING OPERATIONS

6.1 In exercising the rights conferred to **LUMINA** by means of this Agreement, **LUMINA** shall make, at its own judgement, the investments it deemed necessary without the participation of **THE TITLEHOLDERS** and complying with all the applicable legal provisions.

6.2 **LUMINA** may make all its efforts to obtain any permit or authorisation of any nature whatsoever, from public and privates entities in order to conduct the operations and activities in the **MINING RIGHTS**. **LUMINA** shall be the sole

responsible of performing such acts; however, **THE TITLEHOLDERS** may give the most complete assistance and co-operation with **LUMINA** in all deemed necessary to that end, as stipulated in numeral 5.2.3.

6.3 **LUMINA** will be the sole responsible for any all acts and harms from the performance of the mining activities which is in charge of and in case **THE TITLEHOLDERS** has to economically face third parties for such acts and harms; may seek for restitution against **LUMINA** who will be committed to pay whatever is legally applicable and **THE TITLEHOLDERS** has reasonably disbursed.

SEVENTH: ENVIRONMENTAL ASPECTS

7.1 **THE TITLEHOLDERS** of the **MINING RIGHTS** represents to be liable for all the emissions, discharges and disposal of wastes into to environment that may result from processes carried out in the **MINING RIGHTS**, whether by themselves, its predecessors or contractors, prior to the execution of this Agreement. Accordingly, **THE TITLEHOLDERS**S are obliged to the payment of any fine, remedy or indemnification for any occurrence up to that date or the consequences thereto, even if they are be demanded afterwards and still during the term of this Agreement, releasing **LUMINA** of any responsibility thereat.

7.2 If eventually **LUMINA** performs or carries out measures to mitigate the environmental effects of the mining activities performed by **THE TITLEHOLDERS**, their predecessors or contractors, as the case may be, or by means of administrative or judicial mandate should make payments of fines, remedies or any indemnification in favour of the State or third parties, related with mining activity performed by **THE TITLEHOLDERS** prior to the execution of this agreement, **LUMINA** shall notify **THE TITLEHOLDERS** who must intervene in the administrative or judicial processes and carry out a diligent defence of their interest and of the **MINING RIGHTS**. Despite this is not an obligation for **LUMINA**, **LUMINA** may incur in certain environmental expenses on account of **THE TITLEHOLDERS**S and may act in defence of the **MINING RIGHTS** and **THE TITLEHOLDERS**S. **LUMINA** may deduct from the Postponed Price all the amounts paid in accordance to this numeral. **LUMINA** may also discount of the Postponed Price all the necessary amounts to cover the costs incurred on environmental expenses and defence of the **MINING RIGHTS** and **THE TITLEHOLDERS**.

7.3 In the event **THE TITLEHOLDERS** shall perform or carry out measures to mitigate the environmental effects of the mining activities performed by **LUMINA** or contractors, as the case may be, or by means of administrative or judicial mandate should make payments of fines, remedies or any indemnification in favour of the State or third parties, related with mining activity performed by **LUMINA** during the term of this agreement, **THE TITLEHOLDERS** shall file all the necessary defence mechanisms and will notice **LUMINA**, who if it is the case shall assume the payment of whatever disbursed by **THE TITLEHOLDERS** in compliance of such obligations. Notwithstanding this sub-section, at the termination of the agreement number (iii) of letter b) of paragraph 3.8.2 of sub-section 3.8 of section 3 of this agreement will be applicable.

EIGHT: OTHER PROVISIONS

8.1 **<u>Governing Law</u>**

The Parties hereby are subject to the stipulations contained in this Agreement and, in defect hereto will be governed by the provisions of the Mining Law, as well as by the rules of the Civil Code and other applicable rules of the Republic of Peru.

8.2 Arbitration

8.2.1 Any dispute, conflict, controversy or claim arisen between the parties in connection with the Option Agreement or any other act contained therein, its performance, scope, execution, validity, interpretation, breach or termination as well as to granting and/or execution of the public and private documents whereby the transfer of the **MINING RIGHTS** is publicly disclosed after the Option is exercised by **LUMINA**, shall be submitted to an arbitration of law in the city of Lima, subject to the rules of the Centro de Conciliación y Arbitraje Nacional e Internacional de la Cámara de Comercio de Lima, pursuant to the Peruvian legislation of the matter, which award shall be final and unappealable. All notices related to the arbitration including the notice of arbitration and its answer may be delivered as provided for Notices under this Agreement.

8.2.2 Arbitration shall be conducted by one arbitrator designated by the Parties by mutual consent within thirty (30) calendar days following the reception of the Notice of arbitration. If the Parties fail to designate the sole arbitrator during the term stipulated, the arbitration shall be in charge of three (3) arbitrators. Either party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third arbitrator who shall preside the Arbitral Tribunal.

8.2.3 If within the thirty (30) calendar days following: (a) the reception of a Notice appointing one arbitrator by one of the Parties, the other Party fails to appoint the second arbitrator; or if (b) within the thirty (30) calendar days of the appointment of the second arbitrator, the arbitrators fail to reach an agreement to appoint the Chairman of the Arbitral Tribunal, the appointment shall be made by theChamber of Commerce of Lima. This decision is definitive an unappealable.

8.2.4 In the event that one of the arbitrators may not be able to comply with his/her functions for any reason whatsoever, the appointing party should appoint his/her substitute. If the arbitrator not able to perform his/her functions is the chairman of the Tribunal, the appointing of the new arbitrator shall be responsibility of the remaining two arbitrators in application of the preceding numeral 8.2.3 hereof.

8.2.5 To effects of any suppletory intervention of the Judiciary expressly provided in the law of the matter, the Parties hereby are subject to the Judges and Specialised Courts of the Superior Court of Lima.

8.3 Act of God and Force Majeure

8.3.1 For purposes of this Agreement force majeure or Act of God are those events which cause cannot be attributable to any of the parties, being extraordinary, unforeseeable and overwhelming and that even being foreseeable are beyond any reasonable control preventing the performance of the obligation or determining its partial, delayed or defective compliance, during a term no longer than fifteen (15) days. By way of illustration but not limited to it, are events of force majeure the national and regional strikes,

the Act of God and of law, provisions, mandates, instructions or resolutions of the government or governmental entities limiting the development of the works in the areas foreseen in this Agreement or the access to said areas, judicial decisions and resolutions of any kind or hierarchy whatsoever; diminishing, suspending or stopping of the assessment or exploration works as a result of the limitation of the right of way or access to the **MINING RIGHTS**; acts of war, whether declared or not, terrorism, subversive actions, riots or civil war, disorders, insurrection or rebellion, fire, explosions, earthquakes, natural disasters, storms, flooding, drought, adverse climatic conditions except those deemed as normal. Financial reasons may not be alleged as an event of force majeure.

8.3.2 The obligations contained in this Agreement may be suspended by Acts of God or force majeure duly notified by **LUMINA**. This Notice shall include the nature of the fact or act, the reason and the approximated term of the suspension.

8.3.3 Once the event that caused the suspension of this agreement by force majeure or Act of God has ceased, **LUMINA** shall do all whatever is reasonable to reassume its obligations in a term no longer than 90 days. At the end of this term, unless **LUMINA** shows that the fact that caused the suspension still subsists, the suspension of the agreement will terminate and the counting of term of this agreement will automatically reinitiate.

In case **LUMINA** shows that the event that caused the suspension has lasted for more than 90 calendar days and for the case the event that caused the force majeure or Act of God will last for a longer term which is not known; both parties agree that the agreement will be suspended for a maximum of one (01) year, and the term of the agreement will be extended for the same period at **LUMINA**´s request. However, in the case that the event that causes the suspension occurs after **LUMINA** has disbursed the US$400,000 (four hundred thousand 00/100 dollars of United States of America) set out in letter f) of paragraph 3.4.1 of sub-section 3.4 of section 3 of this agreement, this sub-section 8.3.3 will not be applicable.

8.3.4 Both parties agree that even when this agreement is suspended for an event of force majeure or Act of God, **LUMINA** will be entitled to exercise the option, in which case the suspension of the agreement will terminate and the agreement will be applicable for the execution of the transfer.

8.4 <u>Assignment of Contractual Position – Authorizations</u>

8.4.1 **LUMINA** is expressly entitled to assign its contractual position to this Option Agreement in whole to a company controlled by **LUMINA** or by the shareholders of **LUMINA** which is listed in a Stock Exchange. Any other assignment, whether to a third parties or for less than the total interest herein, shall be to a company listed in a Stock Exchange and will be subject to an authorisation by **THE TITLEHOLDERS**S, which consent cannot be unreasonably withheld.

8.4.2 **THE TITLEHOLDERS** is not entitled to assign its contractual position to this Option Agreement or to their rights hereto; except if **LUMINA** explicitly authorises such assignment.

8.4.3 In all cases, if the assignment of the contractual position or the rights hereto takes place the assignee shall be undertaken to the same terms and conditions of this Agreement.

8.5 Notices

All notices, offers, summons, petitions and in general all correspondence ("Notice") between the Parties in connection to this Agreement, shall be in writing to the addresses indicated below, deemed to be known in the date of it reception with an evidence of its reception, or delivered through a notary, during office hours, this is between 9am and 5 pm. In any case, if reception takes place in a holiday it will be deemed as effectively received the following working day. Any amendments to the addresses, telephones or faxes shall be reported through notary or reliable evidence with five days of anticipation; if not any Notice sent to the former address shall be deemed as well noticed.

(a)	**THE TITLEHOLDERSS:**	Casimiro Ulloa 176 –apartment 5, Urb. San Antonio, Miraflores, Lima Telephone 447-1318 Fax 447-1318 Att.: Mr. Waldo Delfín Rojas Armas
(b)	**LUMINA:**	Miguel Aljovín N°530, Surco, Lima Telephone 447-3011 Fax 447-0747 Att.: Mr. Luis Rodríguez Mariátegui Canny

8.6 Taxes and Expenses

8.6.1 Either Party shall personally honour its tax obligations.

8.6.2 Either Party shall be held liable for its legal costs and any other cost applicable to the preparation, reviewing and other acts required under this Option Agreement.

8.6.3 All the notary and registration expenses concerning this Option Agreement, as well as those involving the transfer agreement that eventually may arise from the Option shall be borne by **LUMINA**.

8.7 Confidenciality

8.7.1 All data, reports, records and other information of any nature whatsoever developed or acquired by the parties in connection with this Agreement shall be deemed confidential by both parties ("Confidential Information"), and such information may not be revealed or disclosed to any third party without the other parties´ prior written consent. If the other party fails to express its consent the disclosing will be deemed accepted

8.7.2 If any of the parties were demanded to disclose Confidential Information to any governmental entity of competence and/or to its offices, to the extent provided by law, or to respond a legitimate request of said Confidential Information, the party so requested prior to disclose the information shall immediately notice the other party of such requirement and its terms.

8.7.3 None of the parties may not publicly announce nor disclose any matter related to this Agreement, including Confidential Information and non Confidential Information, without the other party's previous written consent on the contents of said announcement or release.

8.8 Validity

This Agreement constitutes the full agreement between the parties and it substitutes any other document, agreement, covenant or contract that the parties may have previously executed in connection with the **MINING RIGHTS** or with any concept linked thereto.

Mr. Notary, kindly add the clauses required by law and send the respective notices to the Public Mining Registry for purpose of its registration in the entries of the Book of **MINING RIGHTS** of the Public Registry, corresponding to the mining concessions subject matter of this Option.

Executed in sign of conformity this 25th day of the month of April of 2003.

LUMINA **THE TITLEHOLDERSS**

Gerardo Miguel Rojas Armas

Señor Notario:

Sírvase usted extender en su registro de Escrituras Públicas una en la que conste el Contrato de Opción de Transferencia de Derechos Mineros que otorgan de una parte La Asunción Negociación Minera S.A.C (ASUMIN), con RUC Nº 20338786728, con domicilio en Casimiro Ulloa Nº 176, Departamento 5, del Distrito de Miraflores, Provincia y Departamento de Lima, debidamente representada por el señor Gerardo Miguel Rojas Armas, identificado con DNI N° 07858807 en su calidad de Presidente del Directorio y el señor Waldo Delfín Rojas Armas, identificado con DNI N° 07858843 en su calidad de Gerente General, ambos facultados conforme consta en la Partida N°03011466 del Registro de Personas Jurídicas de Lima y según acuerdo de Junta General de Accionistas de 24 de abril del 2003, a quien en adelante se denominará "**LA TITULAR**"; y, de otra parte la empresa Lumina Copper SAC, debidamente representada por el Sr. Luis Rodríguez Mariátegui Canny, identificado con LE Nº08798881, según poderes inscritos en la Partida N°00011480480 del Registro de Personas Jurídicas de Lima y con domicilio en Miguel Aljovín Nº 530 del Distrito de Santiago de Surco, de la Provincia y Departamento de Lima; a quien en adelante se denominará **"LUMINA"**; en los términos y condiciones que las siguientes cláusulas establecen:

PRIMERA.- ANTECEDENTES:

1.1 La Titular es la actual, única y exclusiva concesionaria de las siguientes concesiones mineras ubicadas en el departamento de Cajamarca, en lo sucesivo denominadas colectivamente DERECHOS MINEROS:

(a) "El Galeno", de 591.3231 hectáreas, con Código 0300X2984X01, cuyo título fue aprobado por Resolución Jefatural Nº 4701-97-RPM de fecha 23 de junio de 1997, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca;

(b) "El Galeno I", de 274.5658 hectáreas, con Código 0300X3250X01, cuyo título fue aprobado por Resolución Jefatural Nº 4669-97-RPM de fecha 23 de junio de 1997, ubicado en el distrito de Sorochuco, Provincia de Celendín del Departamento de Cajamarca;

(c) "El Galeno II", de 349.9138 hectáreas, con Código 0300X3255X01, cuyo título fue aprobado por Resolución Jefatural Nº 03329-2000-RPM del 25 de agosto de 2000, ubicado en el distrito de Sorochuco, Provincia de Celendín del Departamento de Cajamarca;

(d) "Galeno 10", de 22.02 hectáreas, con Código 01-04099-95, cuyo título fue aprobado por Resolución Jefatural Nº 7536-96-RPM de fecha 19 de noviembre de 1996, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca;

(e) "Galeno 11", de 326.63 hectáreas, con Código 01-04097-95, cuyo título fue aprobado por Resolución Jefatural Nº 5308-97-RPM de fecha 30 de junio de 1997, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca.

1.2 Se deja constancia que ambas partes conocen y aceptan que la concesión minera Galeno II indicada en el literal c del numeral precedente a la fecha es materia del Proceso Administrativo (Recurso de Revisión presentado mediante escrito N°0100202402-D) ante el Consejo de Minería. La Titular declara que la concesión minera Galeno II está en esta situación por un error del INACC,

relativo al pago del derecho de vigencia de dicha Concesión Minera; situación que concluirá de manera favorable ya que su actual titular, el Sr. Gerardo Miguel Rojas Armas cuenta con el recibo original del pago del derecho de vigencia cuestionado. En consecuencia el Sr. Gerardo Miguel Rojas Armas se obliga a transferir dicha titularidad a ASUMIN (La Titular), con la finalidad de que ésta última sea la única titular de todos los derechos mineros materia del presente contrato. Sin perjuicio de ello, el Sr. Gerardo Miguel Rojas Armas, identificado con DNI Nro. 07858807, a titulo de persona natural suscribe el presente documento, en señal de conformidad y compromiso, obligándose a transferir la titularidad de la concesión minera Galeno II a favor de La Titular de inmediato apenas se restituya la vigencia de la misma y en consecuencia a la Titular también de inmediato formalizará todos los documentos que sean necesarios en favor de LUMINA para que se inscriba este Contrato en la partida de la concesión minera Galeno II.

SEGUNDA.- DECLARACIONES Y GARANTÍAS:

2.1 La Titular declara y garantiza, a la fecha de la suscripción de la presente minuta, que:

(a) ASUMIN tiene todos los poderes corporativos y la autoridad para celebrar el presente Contrato de Opción y para otorgar la Opción a LUMINA, estando facultada para celebrar y ejecutar todos los actos a que se compromete mediante este documento, sin que sea necesaria ninguna aprobación previa por parte de órgano alguno.

(b) Con excepción de lo mencionado en la sub-cláusula 1.2, los DERECHOS MINEROS se encuentran vigentes, libres de contingencias, cargas o gravámenes, ni existen oposiciones por derechos prioritarios de terceros, no existiendo medida judicial o extrajudicial ni convenio que pueda afectar o limitar: (i) su libre transferencia, (ii) el acceso irrestricto de LUMINA a las áreas que los DERECHOS MINEROS encierran (iii) o la celebración del presente Contrato. Asimismo, no están sujetos a contratos de cesión minera, de opción minera, de riesgo compartido o similares ni son materia de cuestionamiento por cualquier causa.

(c) Los DERECHOS MINEROS están al día en su integridad con el pago del Derecho de Vigencia correspondiente a cada uno de ellos por todos los ejercicios desde su correspondiente solicitud de petitorio hasta el derecho de vigencia correspondiente al año 2002, cuyo pago correspondió hacerse efectivo en Junio del 2002. Con respecto a la penalidad por no haberse alcanzado la producción o inversión mínima establecida en el artículo 40 del Texto Unico Ordenado de la Ley General de Minería aprobado por D.S. Nº014-92-EM y sus normas modificatorias, ampliatorias, reglamentarias y conexas (Ley General de Minería), los DERECHOS MINEROS no han estado sujetos a dicho pago hasta el año 2002.

(d) Los DERECHOS MINEROS se encuentran incorporados al Catastro Minero Nacional con coordenadas UTM definitivas y que no conoce dentro de sus áreas otros derechos prioritarios; asimismo, que no conoce de derechos mineros vecinos o colindantes pendientes de incorporación definitiva al Catastro Minero Nacional.

(e) Los DERECHOS MINEROS no están comprendidos en Area Natural Protegida, su Zona de Amortiguamiento y/o en Zona Reservada, ni han sido declaradas como Area Urbana o de Expansión Urbana.

(f) Los trámites administrativo y registral correspondientes a los DERECHOS MINEROS se han cumplido con todas las formalidades para el otorgamiento del título de concesión conforme a ley.

(g) Ni directamente, ni a través de otros operadores autorizados por La Titular, ha incumplido ninguna ley, reglamento o permiso relacionado con el ejercicio de las actividades mineras que les corresponde como Titular de los DERECHOS MINEROS, ni ha infringido ninguna disposición relativa a la protección del medio ambiente, no existiendo condiciones ambientales que pudieran afectar los DERECHOS MINEROS.

(h) Han dado cumplimiento a todas las obligaciones formales aplicables a los DERECHOS MINEROS con arreglo a la Ley General de Minería, estando al día y en orden todas las declaraciones, evaluaciones, estudios, pagos y demás requisitos de ley.

2.2 En caso que LUMINA, compruebe que el título de La Titular sobre los DERECHOS MINEROS sea: (i) defectuoso, (ii) deficiente, (iii) viciado, (iv) contenga limitaciones a la libre cesión de posición contractual prevista en la sub-cláusula 8.4 y transferencia de los mismos, (v) que estén o sean cuestionados; LUMINA podrá iniciar y seguir todas las acciones legales que sean necesarias, por cuenta y costo de La Titular para remediar dichos defectos, limitaciones o vicios, sin responsabilidad para LUMINA, quien tendrá el derecho de deducir de los desembolsos previstos en el sub-cláusula 3.4, los gastos efectivamente realizados en la defensa del título, sin perjuicio de la obligación de La Titular de cooperar con LUMINA en todo lo que sea necesario para tales efectos y obligándose al saneamiento más amplio de ley. Esta deducción no procederá en caso la titularidad y el ejercicio de la actividad minera sobre los derechos mineros, resulten afectados a consecuencia de las obligaciones que debe cumplir LUMINA de acuerdo al presente contrato.

2.3 LUMINA declara y garantiza que cuenta con el poder corporativo y la autoridad suficiente para celebrar este Contrato de Opción y que no requiere de ningún otro consentimiento u aprobación con relación a este Contrato.

2.4 La Titular y LUMINA declaran que el presente Contrato de Opción no está sujeto a ninguna aprobación regulatoria o consentimiento de ninguna clase, aún cuando posteriores actuaciones de LUMINA o de sus empresas afiliadas puedan requerir de aprobaciones bursátiles o de otra clase. En ningún caso cualquier exigencia en este sentido podrá afectar la titularidad de la Titular sobre los Derechos Mineros.

TERCERA.- OPCION DE TRANSFERENCIA:

3.1 <u>Opción de Transferencia</u>

Con arreglo al artículo 165º de la Ley General de Minería, La Titular otorga a LUMINA una opción de transferencia exclusiva e irrevocable para que en el plazo indicado en la sub-cláusula 3.3, LUMINA decida, a su sola discreción, adquirir el cien por cien (100%) de los DERECHOS MINEROS, incluyendo sus partes

integrantes y accesorias, que se encuentren ubicadas dentro o fuera de su perímetro (en adelante la Opción).

3.2 Precio de Transferencia

El Precio de Transferencia por el 100% de los DERECHOS MINEROS, incluyendo sus partes integrantes, accesorias y las demás que forman parte de la Opción, es de **US$ 2,000,000** (dos millones y 00/100 dólares americanos), suma que eventualmente se podrá incrementar en la misma proporción que se incrementen las Arras de Retractación tal como se conviene en el acápite 3.4.2 o reducir (vía ajustes) conforme se prevé en el acápite 3.4.3 (el "Precio de Transferencia"). Finalmente el Precio de Transferencia será equivalente al que haya correspondido pagar en calidad de Arras de Retractación pactados en la sub-cláusula 3.4.

En adición al Precio de Transferencia y por el mismo concepto de contraprestación por la transferencia de los DERECHOS MINEROS, incluyendo sus partes integrantes y accesorias, una vez ejercitada la Opción LUMINA deberá pagar a La Titular las sumas previstas en la sub-cláusula 3.7 en las oportunidades ahí señaladas (en adelante Precio Postergado). Las Arras de Retractación no serán imputadas al Precio Postergado; el Precio Postergado tampoco estará sujeto a ajuste alguno.

3.3 Plazo de Opción

(a) El plazo de la Opción es de cuarenta y ocho (48) meses, contados a partir de la fecha de suscripción de la presente minuta.

(b) Hasta antes del vencimiento del cuadragésimo octavo mes de la Opción, LUMINA podrá a su propio criterio extender el plazo de la Opción hasta por un máximo de doce (12) meses adicionales a los cuarenta y ocho (48) meses pactados en el literal (a) anterior. El nuevo plazo iniciará su cómputo a partir del día siguiente al vencimiento de los cuarenta y ocho (48) meses convenidos en el literal (a) de esta sub-cláusula 3.3; es decir el 25 de abril del 2007, tal como señala en el acápite 3.4.2. Esta extensión debe hacerse mediante comunicación notarial.

(c) El plazo de la Opción es obligatorio para La Titular y voluntario para LUMINA. En consecuencia, LUMINA podrá poner término a la Opción en cualquier momento, cursando una Notificación a La Titular en tal sentido, por conducto notarial. Los efectos de la terminación se producirán a los 30 días calendario siguientes a la fecha en que sea recibida la mencionada comunicación. De producirse la terminación de la Opción, ambas partes declaran estar conformes con ello, en señal de no tener nada que reclamarse por dicha terminación, debiendo LUMINA cumplir con todas las obligaciones pendientes a su cargo que se hubieran generado antes o a la fecha de la terminación de la Opción dentro de los plazos convenidos en este Contrato.

3.4 Arras de Retractación

3.4.1 LUMINA conviene en entregar a La Titular, en calidad de Arras de Retractación, las sumas que se detallan a continuación.

(a)	**US$10,000**	En la fecha de suscripción de esta minuta.
(b)	**US$20,000**	Al 25 de julio de 2003.

(c)	**US$50,000**	Al 25 de octubre de 2003.
(d)	**US$100,000**	Al 25 de abril de 2004.
(e)	**US$300,000**	Al 25 de abril de 2005.
(f)	**US$400,000**	Al 25 de abril de 2006.
(g)	**US$1,120,000**	Al 25 de abril de 2007.

Ambas partes acuerdan que una vez vencido el plazo para cada uno de los pagos que se señalan en el párrafo precedente, LUMINA deberá también pagar, por concepto de penalidad y por cada día de retraso del pago, la cantidad de US$500.00. Ello sin perjuicio a los intereses que correspondan.

3.4.2. En caso que LUMINA decida extender el plazo de la Opción conforme se menciona en el literal (b) de la sub-cláusula 3.3, el pago de US$1,120,000.00 (un millón ciento veinte mil y 00/100 dólares americanos) previsto en el literal (g) del acápite 3.4.1, se pospondrá indefectiblemente hasta el 25 de abril del 2008. Adicionalmente a los pagos señalados en el acápite 3.4.1, LUMINA pagará a La Titular en calidad de Arras de Retractación la cantidad de US$100,000 (Cien Mil con 00/100 dólares americanos) por el periodo de doce meses extendido. Dicha cantidad será pagada al 100%, el 25 de abril del 2007, fecha en que se da inicio a la prórroga. Si bien el 50% de este pago efectuado no está sujeto a deducción alguna de futuros pagos, ambas partes acuerdan que el 50% restante del pago que se efectúe deberá deducirse del pago final pospuesto de US$ 1'120,000, el que -luego de la deducción de los US$50,000, antes indicada- deberá efectuarse el 25 de abril del 2008. A las arras entregadas durante el período prorrogado también le será aplicable lo dispuesto en el acápite 3.4.3, sobre ajustes. La fecha para efectos del cálculo del ajuste será aquella en que el pago se hace efectivo.

3.4.3 <u>Ajuste de las Arras de Retractación</u>.
Los pagos de Arras de Retractación que corresponda desembolsar a LUMINA conforme a los literales (d), (e), (f) y (g) del acápite 3.4.1 y a los que eventualmente corresponda de acuerdo con el acápite 3.4.2 están sujetos a reducción en función al precio promedio del cobre (correspondiente a al precio futuro de 3 (tres) meses en la Bolsa de Metales de Londres) que se cotice al día anterior inmediato -o en su defecto a la cotización anterior existente más próxima-, al vencimiento del plazo de cada uno de dichos pagos. Los ajustes se calcularán sobre la base de la siguiente tabla:

Precio del Cobre *(US$)*	Reducción de las Arras
Menor a 0.65	50%
Igual o mayor a 0.65 y menor a 0.80	35%
Igual o mayor a 0.80 y menor a1.00	20%
Igual o mayor a 1.00	sin ajuste

Los pagos previstos en los literales (a), (b) y (c) del acápite 3.4.1 no están sujetos a ajustes.

3.4.4 <u>Imputación del Pago de Arras de Retractación</u>

En caso de que LUMINA ejerza la Opción, las Arras de Retractación entregadas a La Titular conforme a los acápites 3.4.1 y 3.4.2 -sufridos los ajustes (cuando corresponda) contemplados en el acápite 3.4.3-, se imputarán en su totalidad y en forma automática al Precio de Transferencia en el mismo momento en que se ejerza la Opción, debiendo el saldo resultante del Precio de Transferencia, de ser el caso, pagarse de acuerdo a la sub-cláusula 3.6

3.4.5 **Renuncia al Derecho de Retractación**
La Titular renuncia- a su derecho de retractación

3.4.6 **Requisitos para la entrega de las Arras de Retractación**
Las Arras de Retractación a que se refieren los acápites 3.4.1 y 3.4.2 se entregarán siempre que se hubieran devengado durante la vigencia del Contrato de Opción.

3.4.7 **Forma de Pago de las Arras de Retractación**
Los pagos previstos en los literales (a), (b) y (c) del acápite 3.4.1 y el 50% del pago previsto en el literal (d) del acápite 3.4.1 serán efectuados en efectivo. El 50% restante del pago previsto en el literal (d) del acápite 3.4.1, los pagos contemplados en (e), (f) y (g) del acápite 3.4.1, todos los pagos que eventualmente correspondan según el acápite 3.4.2 y el Precio Postergado podrán ser efectuados mediante la entrega de acciones representativas del capital de LUMINA (en adelante las Acciones) o en efectivo, a elección de LUMINA. LUMINA deberá garantizarle a La Titular que cuando las Acciones sean de libre transferencia (lo que ocurrirá cuatro meses desde que se emite a favor de La Titular) tendrán un Valor de Mercado Agregado (es decir, el precio de cada Acción multiplicado por el número de Acciones) igual o mayor al que tenían cuando las Acciones se emitieron.

Si al momento en que las Acciones fueren de libre transferencia éstas estuvieran a un Valor de Mercado Agregado menor al acordado, LUMINA pagará en efectivo a La Titular y en un plazo que no excederá de 5 días hábiles, la diferencia entre el Valor de Mercado Agregado existente al momento de emitirse las Acciones y el Valor de Mercado Agregado existente a la fecha en que las Acciones son de libre transferencia. Con el reintegro de esta diferencia se entenderá que han surtido todos los efectos del pago.

Si al momento en que las Acciones fueren de libre transferencia estuvieran a un Valor de Mercado Agregado superior al que tenían cuando se emitieron, se entenderá que CSR ha cumplido con el pago y La Titular conservará el exceso para ella.

3.4.8 **Consecuencias del no ejercicio de la Opción**

En caso de que LUMINA decida no ejercer la Opción, las Arras de Retractación entregadas por LUMINA se pierden para éste último, en provecho de La Titular e incluyen de ser el caso, el Impuesto General a las Ventas y el de Promoción Municipal, y cualquier otro tributo al valor agregado, al consumo o a las ventas que pudiera crearse en su reemplazo.

Asimismo, LUMINA se obliga complementariamente al pago del Derecho de Vigencia y a la penalidad que eventualmente corresponda pagar en el

año en que se de por terminado el Contrato conforme se conviene en el acápite 5.1.2 (b).

Del mismo modo LUMINA se obliga a cumplir con entregar oportunamente a La Titular toda la información necesaria para que ésta cumpla con la presentación de la Declaración Anual Consolidada (DAC), y demás obligaciones administrativas derivadas de la actividad que LUMINA pudiera eventualmente realizar, respecto de los DERECHOS MINEROS, debiendo además, LUMINA cumplir con proporcionar la información que obre en su poder y que la autoridad minera le exija a La Titular respecto de las actividades realizadas en y/o respecto de los DERECHOS MINEROS, materia del presente contrato por parte de LUMINA.

Asimismo, en caso La Titular resulte obligada al cumplimiento de cualquiera de las obligaciones que correspondan a LUMINA, o que correspondiéndole formalmente a La Titular, ésta no pueda cumplir por el incumplimiento de LUMINA a este contrato; La Titular podrá ejercer su derecho de repetición contra LUMINA. Este derecho se podrá exigir en cualquier momento y respecto de todas las obligaciones que hayan correspondido al tiempo de vigencia del presente Contrato; subsistiendo hasta el momento en que la autoridad competente manifieste su conformidad con el cumplimiento de la obligación que se haya exigido a La Titular; o en todo caso, haya transcurrido un plazo de 90 días hábiles (computados desde la oportunidad en que LUMINA haya comunicado su decisión de no ejercer la opción o desde el momento en que por cualquier motivo el presente contrato haya concluido); lo que ocurra primero.

En relación con las obligaciones y responsabilidades de naturaleza ambiental será de aplicación lo previsto en el numeral iii) del literal b), acápite 3.8.2 de la sub cláusula 3.8 de la cláusula tercera del presente contrato.

3.4.9 <u>Indivisibilidad de las Arras de Retractación</u>

Las Arras de Retractación previstas en los acápites 3.4.1 y 3.4.2 de la Cláusula Tercera son indivisibles, por lo que no habrá lugar a reclamo de entrega de Arras de Retractación ni a porciones de ellas sobre la base de días, semanas o meses transcurridos.

En caso LUMINA no entregara en la oportunidad señalada las Arras de Retractación previstas en los acápites 3.4.1 y 3.4.2, La Titular cursará una Notificación a LUMINA, por conducto notarial, con indicación del incumplimiento, lo que deberá ser subsanado dentro del plazo de quince días calendarios contados a partir de la fecha en que LUMINA reciba la Notificación. En este caso se aplicará la penalidad prevista en el acápite 3.4.1 hasta el día en que se efectúe el pago.

No se considerará como incumplimiento por LUMINA, la suspensión de la entrega de Arras de Retractación establecidas en los acápites 3.4.1 y 3.4.2, que tenga como origen una controversia respecto del cumplimiento de las obligaciones a cargo de La Titular, hasta que se emita el laudo arbitral o resolución judicial firme que ponga fin a dicha controversia.

Tampoco podrá considerarse incumplimiento por LUMINA la falta de pago por razones de caso fortuito o fuerza mayor, declaradas conforme se establece en la sub-cláusula 8.3 del presente Contrato.

3.5 Ejercicio de la Opción

3.5.1 LUMINA podrá ejercer la Opción en cualquier momento durante el Plazo de Opción, dirigiendo una Notificación a La Titular en tal sentido, por conducto notarial.

3.5.2 Ejercida la Opción, se perfeccionará la transferencia de los Derechos Mineros en favor de LUMINA.

3.5.3 Sin perjuicio de lo previsto en el acápite 3.5.2, con el objeto de inscribir la transferencia en las partidas registrales de los Derechos Mineros, La Titular queda obligada, en forma incondicional e irrevocable, a suscribir todos los documentos públicos y privados que con arreglo a ley requiera o solicite LUMINA en relación con la inscripción de la transferencia de los Derechos Mineros, en un plazo no mayor de veinte (20) días calendario luego de recibida la Notificación de ejercicio de la Opción. LUMINA será el responsable de la redacción de los documentos y del costo que su preparación e inscripción implique. Toda demora por parte de La Titular en la suscripción de los documentos que requiera LUMINA, luego de ejercida la Opción, acarrea la prórroga automática de la autorización para realizar actividades mineras a que se refiere la Cláusula Cuarta así como genera para LUMINA el derecho a iniciar labores de desarrollo y construcción y de explotar los Derechos Mineros sin contraprestación adicional a la convenida como Precio de Transferencia, situación que se extenderá hasta la suscripción por La Titular de todos los documentos que para estos efectos requiera LUMINA.

3.6 Pago del Precio de Transferencia

El saldo del Precio de Transferencia será igual a la diferencia que pudiera existir entre el Precio de Transferencia y la suma total de las Arras de Retractación entregadas por LUMINA a La Titular. El saldo del Precio de Transferencia será pagado en el acto de suscripción de la escritura pública de transferencia de los DERECHOS MINEROS, dando publicidad a la transferencia de los Derechos Mineros a favor de LUMINA.

El Precio Postergado será pagado en la oportunidad que corresponda de conformidad con la sub-cláusula 3.7.

3.7 Precio Postergado

Como contraprestación adicional en razón de la transferencia de los DERECHOS MINEROS, LUMINA pagará a La Titular, bajo la denominación de Precio Postergado:

(a) US$250,000.00 (doscientos cincuenta mil y 00/100 dólares americanos) en la fecha que se complete un Estudio de Factibilidad Positivo. Para los efectos de este Contrato y del eventual contrato de transferencia que la Opción genere se entiende que un Estudio de Factibilidad Positivo es el estudio que recomienda la producción comercial de los Derechos Mineros sobre el que entidades financieras prestarían fondos para su construcción.

(b) US$1,300,000 (un millón trescientos mil y 00/100 dólares americanos) en la fecha que se cumpla un año en que los Derechos Mineros hayan entrado en producción comercial.

En razón de éstos Pagos Postergados y para garantizar el cumplimiento oportuno del integro de los mismos, se inscribirá la hipoteca legal correspondiente, al momento de la inscripción de la transferencia de los Derechos Mineros.

3.8 **Terminación del Contrato de Opción**

3.8.1 Son causales de terminación del Contrato de Opción:

(a) La falta de cualquier entrega oportuna por parte de LUMINA de las Arras de Retractación detalladas en los acápites 3.4.1 y 3.4.2 luego de los ajustes previstos en el acápite 3.4.3 de la Cláusula Tercera, así como de lo previsto en el párrafo final del acápite 3.4.1 de dicha cláusula sobre penalidad diaria por retraso; y, siempre que La Titular hubiere cumplido en su oportunidad con formular la Notificación de requerimiento y LUMINA no lo hubiese oportunamente subsanado con arreglo al acápite 3.4.9.

(b) La decisión unilateral adoptada por LUMINA con arreglo al literal c) de la sub-cláusula 3.3.

(c) El vencimiento del Plazo de Opción contemplado en la sub-cláusula 3.3 de la Cláusula Tercera sin que LUMINA hubiera ejercido la Opción;

(d) El acuerdo entre las Partes de dar por terminado el Contrato de Opción.

(e) La falta de cumplimiento oportuno de los pagos del derecho de vigencia que corresponde y de las penalidades respectivas, de conformidad con lo previsto en el presente contrato.

3.8.2 Producida la terminación del Contrato de Opción:

a) Cesa la obligación de entrega de Arras de Retractación prevista en la sub-cláusula 3.4, así como cualquier otra obligación monetaria o no monetaria a cargo de LUMINA.; excepto aquellas obligaciones a cargo de LUMINA que a la fecha de la terminación, ya se hubieran devengado a favor de La Titular, de acuerdo a este contrato.

b) Dentro de los sesenta (60) días siguientes, corresponderá a LUMINA:

(i) Entregar a La Titular copias de todos los reportes, mapas, bases de datos, planos, fotografías y registros de perforación no interpretativos de LUMINA, quedando establecido que LUMINA no formula ninguna declaración o garantía respecto de la precisión, detalle ni amplitud de los mismos. Asimismo, entregará a La Titular un reporte técnico indicando los trabajos de exploración realizados en los DERECHOS MINEROS hasta la fecha de terminación de este Contrato, con la misma limitación respecto de la precisión, detalle o amplitud de su contenido.

(ii) Retirar todos los equipos, maquinarias, edificaciones, estructuras, instalaciones y demás bienes de cualquier naturaleza que hubiere introducido, erigido o instalado en los DERECHOS MINEROS, procurando en todo caso no alterar la integridad de los DERECHOS MINEROS, quedando en beneficio

de La Titular las mejoras indispensables para mantener la integridad de las labores mineras.

(iii) Efectuar los trabajos de remediación que pudieran corresponder por sus labores de exploración y desarrollo y dejar el campo de trabajo en condiciones de limpieza aceptables desde el punto de vista ambiental.

La Titular tendrá un plazo igualmente de 60 días calendarios para verificar que LUMINA ha cumplido con las labores de rehabilitación que establece el Reglamento Ambiental para las Actividades de Exploración Minera y efectuar las reparos correspondientes. De existir dichos reparos, LUMINA se obliga a realizar todos los trabajos complementarios que sean necesarios, a su cuenta y costo, dentro del plazo que razonablemente se requiera para hacerlo.

Sin perjuicio de lo antes mencionado y ante la eventualidad de que La Titular deba responder por cualquier incumplimiento al citado Reglamento, que en la oportunidad de realizar los reparos indicados en el párrafo anterior, no hayan podido ser identificados por La Titular, y que estén relacionados con las actividades mineras ejecutadas por LUMINA; y, aún cuando la reparación del incumplimiento se exija a La Titular con posterioridad a la vigencia del presente contrato, La Titular también tendrá el derecho de repetir contra LUMINA exigiéndole a ésta última, el reembolso de los gastos efectivamente pagados por dicho incumplimiento.

c) En caso de que LUMINA: (i) se viera imposibilitada o se produzca un retraso en el cumplimiento de las obligaciones asumidas bajo el literal b) del acápite 3.8.2 precedente por razones de caso fortuito o fuerza mayor o (ii) existiera un plazo mayor determinado por la ley o por la autoridad correspondiente, el período relevante de sesenta (60) días previsto en el literal b) del acápite 3.8.2 se extenderá por el período que corresponda.

CUARTA.- AUTORIZACIÓN DE ACTIVIDADES MINERAS:

4.1 Por el presente Contrato, La Titular concede su autorización expresa y exclusiva para que LUMINA lleve a cabo la actividad minera de exploración de los DERECHOS MINEROS y demás labores mineras de evaluación que considere pertinentes, sin reserva ni limitación alguna, que le permitan determinar la factibilidad de su desarrollo a fin de adoptar la decisión de ejercer o no la opción. Esta autorización será irrevocable en tanto subsista la Opción.

4.2 LUMINA tendrá derecho a utilizar el mineral y disponer del total de las muestras y del cincuenta por ciento (50%) de los testigos de perforación que se obtenga de sus actividades desarrolladas en los DERECHOS MINEROS.

4.3 LUMINA, sin contraprestación adicional, tendrá derecho a las servidumbres, derechos sobre ellas, derechos de acceso y paso que La Titular pudiera tener, ahora o en el futuro en el área de influencia o con relación a los DERECHOS MINEROS, los mismos que serán transferidos a LUMINA en caso que éste ejerza la Opción. La Titular concederá, igualmente sin contraprestación adicional, el

derecho de uso de los predios de los que sea propietaria o poseedora de los que adquieran u ocupen en el futuro, situación que subsistirá en tanto esté vigente la Opción. Para los efectos de este Contrato todos los derechos superficiales que eventualmente pudieran corresponderle a La Titular serán considerados como parte accesoria de los DERECHOS MINEROS.

QUINTA.- DERECHOS Y OBLIGACIONES DE LAS PARTES:

5.1 Son derechos y obligaciones de LUMINA:

5.1.1 Derechos:

(a) Efectuar a su sola discreción todas las labores de exploración, evaluación y desarrollo que considere convenientes dentro del área de los DERECHOS MINEROS, con arreglo a los programas y presupuestos que LUMINA elabore para sí y a su propio criterio. No existirá ningún compromiso de gasto o inversión sobre los DERECHOS MINEROS.

(b) Tener acceso, en tanto se mantenga vigente la Opción, a toda la información geológica, técnica, de medio ambiente, y cualesquiera otra que La Titular posea ahora o en el futuro, con respecto a los DERECHOS MINEROS.

(c) Solicitar petitorios o negociar para sí frente a terceros, derechos mineros o áreas adyacentes a los DERECHOS MINEROS. De adquirir algún derecho o interés en este respecto, no formarán parte de este Contrato ni del contrato de transferencia que eventualmente la Opción ocasione.

(d) Exigir la entrega de los comprobantes de pago respectivos por los pagos efectuados.

5.1.2 Obligaciones:

(a) Realizar labores de exploración en los DERECHOS MINEROS, con arreglo a las buenas técnicas y prácticas mineras, dando cumplimiento a las obligaciones del Título Sexto de la Ley General de Minería, así como a las normas técnicas, de salud, de seguridad e higiene mineras, de conservación del medio ambiente y demás relacionadas con la actividad minera.

En relación con las obligaciones y responsabilidades de naturaleza ambiental, corresponderá a LUMINA lo previsto en el numeral iii) del literal b), acápite 3.8.2 de la sub cláusula 3.8 de la cláusula tercera del presente contrato.

(b) Abonar, con anterioridad al 30 de junio de cada año, en tanto esté vigente el presente Contrato al 1° de enero del año en cuestión, el Derecho de Vigencia y las penalidades que pudieran corresponder con respecto a los DERECHOS MINEROS con el propósito de mantener la vigencia de los mismos. Esta obligación no deberá entenderse bajo ningún punto de vista como una obligación para ejecutar labores o realizar gastos o inversiones mínimas en los DERECHOS MINEROS. En caso de darse por terminado el

presente Contrato de Opción por parte de LUMINA, ésta mantendrá la obligación de pagar el Derecho de Vigencia y de la eventual penalidad que pudiera corresponder pagar en dicho año, siempre que la Opción esté vigente al 1° de enero del año en cuestión. Con respecto a las penalidades a pagar durante el primer semestre del año 2003, pese a tratarse de una penalidad por no haberse cumplido con producción o inversión mínima durante el año 2002 –en el que aún LUMINA no tenía ninguna obligación de explorar/invertir- LUMINA se compromete a pagar la penalidad que pudiera corresponder pagar durante el 2003 únicamente por el derecho minero Galeno 10.

(c) Entregar a La Titular con una periodicidad anual o cuando la autoridad competente expresamente así lo requiera, toda la información técnica relacionada con las actividades mineras ejecutadas por LUMINA en relación con los DERECHOS MINEROS. En caso esta información fuese cuestionada por la autoridad minera competente, como insuficiente, incompleta o incorrecta; LUMINA deberá informar a La Titular de acuerdo a lo requerido por la mencionada autoridad.

Queda claro entre las partes que esta información en ningún caso contendrá interpretaciones que LUMINA realice respecto de las actividades ejecutadas por ella.

(d) Devolver saneados los DERECHOS MINEROS por labores ejecutadas por LUMINA y con las áreas utilizadas durante la vigencia de la Opción remediadas conforme a la legislación ambiental vigente y a lo dispuesto en el literal b) (iii) del acápite 3.8.2.

(e) Entregar a La Titular un reporte anual, indicando las actividades administrativas realizadas respecto de los DERECHOS MINEROS, relativas al pago de los derechos de vigencia y el pago de las penalidades; así como la información necesaria para que La Titular pueda cumplir sus obligaciones frente a la autoridad minera, en la oportunidad que ésta así lo requiera.

5.2 Son derechos y obligaciones de La Titular:

5.2.1 Derechos:

(a) Reclamar, de existir demora por LUMINA en la entrega de las Arras de Retractación a que se refiere la sub-cláusula 3.4, mediante el mecanismo establecido en el acápite 3.4.9 de la Cláusula Tercera.

(b) Inspeccionar en forma razonable y a su costo y riesgo, las actividades y labores mineras que realice LUMINA en los DERECHOS MINEROS, con el objeto de supervisar el cumplimiento de las obligaciones de LUMINA asumidas en este Contrato, para lo cual deberá nombrar representantes autorizados, y coordinar con LUMINA la disponibilidad, oportunidad, acceso y alojamiento en las instalaciones correspondientes a los DERECHOS MINEROS. Para efectos de la frecuencia y duración de las inspecciones, se aplicará la norma contenida en el artículo II del Título Preliminar del Código Civil, referida al abuso del derecho.

5.2.2 Obligaciones:

(a) Proporcionar a LUMINA toda la información geológica, técnica, de medio ambiente y cualquiera otra que posea, con relación a las labores previas de exploración, explotación o cualquier otra actividad minera o no realizada en los DERECHOS MINEROS.

(b) Comunicar inmediatamente a LUMINA de todo aviso o notificación recibida, o acción interpuesta, en relación con los DERECHOS MINEROS, al tomar conocimiento de éstas.

(c) No realizar actividades mineras o de cualquier otra índole en los DERECHOS MINEROS, ni comprometer la validez, existencia o título de los DERECHOS MINEROS, así como cumplir con todas las actuaciones necesarias para mantener el título de los DERECHOS MINEROS en buen estado.

(d) No celebrar contrato alguno, ni gravar, hipotecar, establecer cargas, o realizar actividad alguna que restrinja sus derechos de cualquier manera o, en general, afecte a los DERECHOS MINEROS o al presente Contrato.

5.2.3 La Titular voluntariamente realizará todos los actos que estén a su alcance para apoyar a LUMINA. Excepcionalmente, tratándose de la defensa de los DERECHOS MINEROS, así como de la obtención de permisos, aprobaciones, servidumbres, derechos de agua y superficie que sean necesarios, La Titular queda obligada a participar realizando todos los actos necesarios a su alcance.

SEXTA.- OPERACIONES MINERAS:

6.1 En el ejercicio de los derechos conferidos por el presente Contrato, LUMINA efectuará, a su discreción, las inversiones que estime pertinentes, sin intervención de La Titular, cumpliendo con las disposiciones legales que le sean aplicables.

6.2 LUMINA podrá realizar todos los esfuerzos necesarios con el fin de obtener cualquier permiso, autorización de cualquier clase o naturaleza, de entidades públicas o privadas, para conducir las operaciones y actividades en los DERECHOS MINEROS. LUMINA será la única responsable de realizar tales actos; sin embargo, La Titular dará la más completa asistencia y cooperación a LUMINA en todo lo que sea necesario para tales efectos, tal como se establece en el acápite 5.2.3.

6.3 LUMINA será la única responsable por todos aquellos actos y/o daños que se deriven de la ejecución de las operaciones mineras a su cargo y en caso La Titular deba responder económicamente frente a terceros por dichos actos y/o daños podrá repetir contra LUMINA, quien estará obligada a pagar aquello que legalmente corresponda y que la Titular razonablemente desembolsó.

SETIMA.- ASPECTOS AMBIENTALES:

7.1 La Titular de los DERECHOS MINEROS declara ser responsable por todas las emisiones, vertimientos y disposición de deshechos al medio ambiente que se hubieren producido como resultado de los procesos efectuados en los DERECHOS MINEROS, ya sea por ellos, sus antecesores o contratistas, con anterioridad a la suscripción de este Contrato. En consecuencia, La Titular queda obligada al pago de cualquier multa, reparación o indemnización por hechos producidos hasta esa fecha o que sean consecuencia de ellos, aún cuando sean exigibles posteriormente, inclusive durante la vigencia del presente Contrato, relevando a LUMINA de toda responsabilidad.

7.2 En la eventualidad que LUMINA deba ejecutar o llevar adelante medidas para mitigar los efectos ambientales de la actividad minera realizada por La Titular, sus antecesores o contratistas, según corresponda, o por mandato administrativo o judicial deba realizar pagos por concepto de multa, reparación o indemnización a favor del Estado o terceros, derivados de la actividad minera realizada por la Titular con anterioridad a la suscripción de este contrato , LUMINA dará aviso a La Titular, quien deberá intervenir en los procesos administrativos o judiciales y llevar adelante una diligente defensa de sus intereses y al de los DERECHOS MINEROS. Sin que constituya obligación para ella, LUMINA podrá incurrir en gastos ambientales por cuenta de La Titular y podrá acudir en la defensa de los DERECHOS MINEROS y de La Titular. LUMINA podrá deducir de la entrega de Arras de Retractación a que se refieren los acápites 3.4.1 y 3.4.2, todas las cantidades que pague de acuerdo a los términos del presente acápite. LUMINA podrá también descontar del Precio Postergado todas las cantidades que sean necesarias para cubrir los costos incurridos en gastos ambientales y en la defensa de los DERECHOS MINEROS y de La Titular.

7.3 En la eventualidad que La Titular deba ejecutar o llevar adelante medidas para mitigar los efectos ambientales de la actividad minera realizada por LUMINA o contratistas, según corresponda, o por mandato administrativo o judicial deba realizar pagos por concepto de multa, reparación o indemnización a favor del Estado o terceros, derivados de la actividad minera realizada por LUMINA, durante la vigencia del presente contrato, La Titular deberá interponer los medios de defensa necesarios y comunicará del hecho a LUMINA, quien de ser el caso deberá asumir el pago de lo desembolsado por La Titular en el cumplimiento de dichas obligaciones. Sin perjuicio de lo dispuesto en esta sub-cláusula, a la terminación de éste contrato será de aplicación lo previsto en el numeral iii) del literal b) del acápite 3.8.2 de la sub-cláusula 3.8 de la cláusula tercera del presente contrato.

OCTAVA.- OTRAS DISPOSICIONES:

8.1 Legislación Aplicable

Las Partes se subordinan a las estipulaciones contenidas en este Contrato y supletoriamente, se regirán por las disposiciones del Ley General de Minería, así como a las normas del Código Civil y demás normas aplicables de la República del Perú.

8.2 Arbitraje

8.2.1 Cualquier disputa, controversia o reclamo que surja entre las partes en relación con el contrato de Opción o cualquier otro acto jurídico contenido en el presente Contrato, su ejecución, objeto, suscripción, validez,

interpretación, incumplimiento o terminación, así como en relación con el otorgamiento y/o suscripción de los documentos públicos y privados que den publicidad a la transferencia de los Derechos Mineros luego de ejercida la Opción de Transferencia por LUMINA, será resuelto mediante arbitraje de derecho, en la ciudad de Lima, ante el Centro de Conciliación y Arbitraje Nacional e Internacional de la Cámara de Comercio de Lima, de conformidad con las normas de la ley peruana de la materia, cuyo laudo será definitivo e inapelable. Todas las notificaciones en relación con el arbitraje incluyendo la notificación de arbitraje y la respuesta a la misma podrán ser entregadas según se dispone para las Notificaciones en virtud del presente Contrato.

8.2.2 El arbitraje estará a cargo de un solo árbitro, que será designado por las Partes de común acuerdo dentro de los treinta (30) días calendario siguientes de recibida la Notificación de arbitraje. Si las Partes no cumplen con designar al único árbitro dentro del plazo previsto, el arbitraje estará a cargo de tres (3) árbitros. Cada Parte nombrará a un árbitro. Los dos árbitros así designados, elegirán al tercer árbitro, quien presidirá el tribunal arbitral.

8.2.3 Si dentro de los treinta (30) días calendario posteriores a: (a) la recepción de una Notificación de nombramiento de un árbitro de una de las Partes, la otra Parte no cumpliera con designar el otro árbitro; o si (b) dentro de los treinta (30) días calendario de designado el segundo de los árbitros, existe desacuerdo entre los dos árbitros nombrados para designar al presidente del tribunal arbitral; la designación será hecha por la Cámara de Comercio de Lima, dentro de los diez (10) días laborables siguientes. Esta decisión es definitiva e inapelable.

8.2.4 Si por cualquier causa algún árbitro se viera imposibilitado de cumplir con sus funciones la parte que nombró a dicho árbitro deberá nombrar a su sustituto. Tratándose del árbitro que deberá presidir el tribunal arbitral su nombramiento será responsabilidad de los dos árbitros ya nombrados por las partes. Será de aplicación en estos casos lo dispuesto en el acápite 8.2.3 precedente.

8.2.5 Para los efectos de cualquier intervención supletoria del Poder Judicial expresamente señalada en la ley de la materia, las Partes se someten a los Jueces y Salas Especializadas de la Corte Superior de Lima.

8.3 <u>Caso Fortuito o Fuerza Mayor</u>

8.3.1 Considérese para los efectos de este Contrato como fuerza mayor o caso fortuito la causa no imputable a ninguna de las partes, consistente en un evento extraordinario, imprevisible e irresistible, y aún cuando fuere previsible, que se encuentre fuera del control razonable, que impide la ejecución de la obligación o determina su cumplimiento parcial, tardío o defectuoso, por un plazo mayor de quince (15) días. A manera ilustrativa y no restrictiva, constituyen causales de fuerza mayor las huelgas en el ámbito regional o nacional, los actos de Dios y de la ley; disposiciones, mandatos, instrucciones o resoluciones del gobierno o de entidades gubernamentales que restrinjan el desarrollo de las labores en el área prevista en el Contrato o su acceso a ella, fallos o resoluciones judiciales de cualquier rango o jerarquía; disminución, suspensión o paralización de las actividades de evaluación o exploración producto de limitaciones a derechos de paso o acceso a los derechos mineros; actos de guerra, se

encuentren ésta declarados o no, terrorismo, acciones subversivas, conmoción o guerra civil, desórdenes, sediciones, insurrección o rebelión, incendios, explosiones, terremotos, desastres naturales, tormentas, inundaciones, sequías, condiciones climatológicas adversas con excepción de aquellas consideradas normales. No podrá alegarse como causal de fuerza mayor razones financieras.

8.3.2 Las obligaciones contenidas en este Contrato sólo podrán ser suspendidas por razones de caso fortuito o fuerza mayor debidamente comunicadas por LUMINA. Esta Notificación deberá incluir la indicación de la naturaleza del hecho o acto, las razones y el período de duración aproximado de la suspensión.

8.3.3 Una vez que haya cesado el evento que motivó la suspensión de este contrato por caso fortuito o fuerza mayor, LUMINA se obliga a realizar todo lo razonablemente necesario para reasumir las obligaciones a su cargo, en un plazo no mayor a 90 días calendarios. Al término de dicho plazo, a menos que LUMINA acredite que la causa que motivó la suspensión subsiste, se dará por concluida la suspensión del contrato y se reanudará automáticamente el cómputo del plazo de este contrato.

En el caso que LUMINA acredite que la causa que motivó la suspensión se prolonga por un periodo mayor de 90 días calendario y ante la posibilidad de que el evento que ocasionó el caso fortuito o la fuerza mayor, perdure por un mayor período de tiempo, cuyo término se desconozca; ambas partes acuerdan que el presente contrato quedará suspendido por un período máximo de un (01) año, el mismo que quedará extendido por un período igual, a solicitud de LUMINA. Sin embargo, en el caso que la causa que motive la suspensión del contrato ocurra luego que LUMINA haya desembolsado los US$400,000 (Cuatrocientos mil con 00/100 Dólares Americanos), indicado en el literal f) del acápite 3.4.1 de la sub cláusula 3.4 de la cláusula Tercera de este contrato, lo dispuesto en esta sub cláusula 8.3.3 no será de aplicación.

8.3.4 Ambas partes acuerdan que aún estando suspendido el presente contrato, a causa de un evento de caso fortuito o fuerza mayor, LUMINA podrá ejercer la opción de transferencia a su favor, hecho que de producirse generará el termino de la suspensión y se procederá a la aplicación de lo previsto en el presente contrato a efecto de ejecutar la transferencia.

8.4 <u>Cesión de Posición Contractual - Autorizaciones</u>

8.4.1. LUMINA podrá ceder su posición contractual en la totalidad de este Contrato de Opción a una empresa controlada por LUMINA o por los accionistas de LUMINA que esté listada en una Bolsa de Valores. Cualquier otra cesión, ya sea a terceros o que no sea por el total de los intereses que adquiere en este Contrato deberá ser a una empresa listada en una Bolsa de Valores y sujeta a previa autorización por La Titular, autorización que no podrá ser denegada sin causa justificada.

8.4.2 La Titular no podrá ceder su posición contractual en este Contrato de Opción o los derechos que adquieren en él, salvo que LUMINA autorice expresamente esta cesión.

8.4.3 En todos los casos, de ocurrir una cesión de posición contractual o cesión de derechos, el cesionario estará sujeto a los derechos y obligaciones que se señalan en este Contrato.

8.5 Notificaciones

Toda notificación, oferta, citación, petición, y en general toda comunicación ("Notificación") entre las Partes con relación con el presente Contrato, deberá realizarse por escrito a las direcciones que a continuación se indican, considerándose conocidas en la fecha en que son recibidas bajo cargo, o entrega por conducto notarial, durante horas de oficina, es decir entre las 9 a.m. y 5 p.m. En cualquier caso, si la recepción no fuera en día hábil, la Notificación se considerará recibida el siguiente día hábil. Cualquier modificación en la dirección, teléfonos o facsímiles, será comunicada por conducto notarial o por cargo fehaciente, con cinco días de anticipación, requisito sin el cual se tendrá por bien notificada toda Notificación dirigida a la dirección anterior.

(a) LA TITULAR

Dirección: Casimiro Ulloa N°176 – Departamento 5 de la Urbanización San Antonio, Miraflores – Lima
Teléfono: 447-1318
Fax: 447-1318
At.: Sr. Waldo Delfín Rojas Armas

(b) LUMINA:

Dirección: Miguel Aljovín N°530 Surco – Lima
Teléfono: 447-3011
Fax: 447-0747
At.: Dr. Luis Rodríguez Mariátegui Canny

8.6 Tributos y Gastos

8.6.1 Las Partes responderán individualmente por las obligaciones tributarias que a cada una corresponda.

8.6.2 Cada una de las partes será responsable de sus costos legales y otros aplicables a la preparación, revisión y demás actos que se requieran al amparo de este Contrato de Opción.

8.6.3 Todos los gastos notariales y registrales correspondientes a este Contrato de Opción así como los que atañen al contrato de transferencia que eventualmente la Opción genere serán asumidos por LUMINA.

8.7 Confidencialidad

8.7.1 Todos los datos, informes, registros y demás información de cualquier tipo desarrollados o adquiridos por ambas partes en relación con este Contrato, serán tratados por ambas partes como confidenciales ("Información Confidencial"), y dicha Información Confidencial no podrá ser revelada o divulgada de otro modo a terceros sin el consentimiento previo por escrito de la parte correspondiente. De no responder la otra parte a la solicitud se entenderá que ésta ha sido aceptada.

8.7.2 En caso de que se exija a alguna de las partes divulgar Información Confidencial a cualquier entidad gubernamental competente y/o dependencias de la misma, hasta donde lo exige la ley o en respuesta a una solicitud legítima de dicha Información Confidencial, la parte, así requerida deberá notificar inmediatamente a la otra parte sobre dicho requerimiento y los términos del mismo antes de dicha divulgación.

8.7.3 Ninguna de las partes podrá efectuar un anuncio o divulgación pública con respecto a este Contrato, incluyendo Información Confidencial y no Confidencial, sin el consentimiento previo por escrito de la otra parte en cuanto al contenido y oportunidad de dicho anuncio o divulgación.

8.8 Validez

Este Contrato constituye el pleno acuerdo entre las partes y sustituye a cualquier otro documento, convenio o contrato que las partes hubieran suscrito o celebrado con anterioridad en relación con los DERECHOS MINEROS o con algún concepto ligado a ellos.

Agregue usted señor notario, lo demás de ley, cursando el parte al Registro Público, para su inscripción en las partidas respectivas del Libro de Derechos Mineros del Registro Público, correspondientes a las concesiones mineras materia de esta Opción

Suscrito en señal de conformidad, a los 25 días del mes de abril de 2003.

Luis Rodríguez-Mariátegui Canny
L.E. No. 08798881
LUMINA

Gerardo Miguel Rojas Armas
DNI No. 07858807
LA TITULAR

Waldo Delfín Rojas Armas
DNI No. 07858843
LA TITULAR

Gerardo Miguel Rojas Armas
DNI No. 07858807

Galeno 2

TRANSLATION

Mister Notary:

Kindly enter in your Public Deed Register the Option Amendment Agreement of the Mining Rights Transfer entered into by and between La Asunción Negociación Minera S.A.C **(ASUMIN)**, with Tax Nº 20338786728, domiciled in Casimiro Ulloa Nº 176, Departament 5, of Miraflores District, Province and Department of Lima, duly represented by Mr. Gerardo Miguel Rojas Armas, identified with Identity Card N° 07858807 and Mr. Waldo Delfín Rojas Armas, identified with Identity Card N° 07858843, both empowered as per recorded in the Entry N° 03011466 of the Legal Entities Registry of Lima, hereinafter **"THE TITLEHOLDER"** of one part; and Lumina Copper SAC, with Tax N° 20506363480, duly represented by Mr. Luis Rodríguez Mariátegui Canny, identified with Voter Card N° N°08798881, as per Powers of Attorney registered in the Entry N°00011480480 of the Legal Entities Registry of Lima and domiciled in Miguel Aljovín Nº 530 of the District of Santiago de Surco, Province and Department of Lima; hereinafter **"LUMINA"** of the other part; in the following terms and conditions:

FIRST: BACKGROUND

THE TITLEHOLDER and **LUMINA** have entered into an Option to Transfer Mining Rights Agreement (hereinafter the **Option Agreement**) upon de following mining concessions (hereinafter the **MINING RIGHTS**):

(a) "El Galeno", 591.3231 hectares, Code N° 0300X2984X01, which title was approved by Departmental Resolution Nº 4701-97-RPM dated June 23rd, 1997, located in the District of Encañada, Province of Celendín, Department of Cajamarca;

(b) "El Galeno I", 274.5658 hectares, Code N° 0300X3250X01, which title was approved by Departmental Resolution Nº 4669-97-RPM dated June 23rd, 1997, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(c) "El Galeno II", 349.9138 hectares, Code N° 0300X3255X01, which title was approved by Departmental Resolution Nº 03329-2000-RPM dated August 25th, s000, located in the District of Sorochuco, Province of Celendín, Department of Cajamarca;

(d) "Galeno 10", 22.02 hectares, Code N° 01-04099-95, which title was approved by Departmental Resolution Nº 7536-96-RPM dated November 19th, 1996, located in the district of Encañada, Province of Celendín, Department of Cajamarca;

(e) "Galeno 11", 326.63 hectares, Code N° 01-04097-95, which title was approved by Departmental Resolution Nº 5308-97-RPM, dated June 30th, 1997, located in the District of Encañada, Province of Celendín, Department of Cajamarca.

SECOND.- REPRESENTATIONS AND WARRANTIES:

2.1 **THE TITLEHOLDER** hereby represents and warrants that at the date of execution of this agreement:

(a) **ASUMIN** has all the corporate powers and the authority to enter into the Amendment Agreement to the Option to Transfer Mining Rights as well as to grant the Option to **LUMINA**, being empowered to enter into and to perform all acts undertaken by **ASUMIN** by means of this document, and no prior approval is required from any entity whatsoever.

(b) Except for those provisions mentioned in sub-section 1.2 of the **Option Agreement** referred to the status of the Mining Concession Galeno II, the **MINING RIGHTS** are in good standing, free and clear of any contingencies, liens or encumbrances, and there are no oppositions by any priority rights of third parties, as well as no judicial or extra judicial actions nor agreement that may affect or limit: (i) their free transfer, (ii) the unlimited access of **LUMINA** to the areas comprised within the **MINING RIGHTS** (iii) or the entering into of this Agreement. Likewise, they are not subject to any assignment, mining option, joint venture or the like and they are not challenged for any reason whatsoever.

(c) The **MINING RIGHTS** are totally up to date with the payment of the Concession Fees corresponding to each one of them for all the fiscal years from the date of their petition up to the concession fees for year 2002, which payment due on June 2002. With respect to the penalty for not meeting the annual minimum production or investment established in article 40 of the Single Text of the Mining Law approved by Supreme Decree N° 014-92-EM and its amendments, extensions, regulations and other connected thereto (Mining Law) the **MINING RIGHTS** have not been subject to such payment until year 2002.

(d) The **MINING RIGHTS** are incorporated in the Official Mining Map with definitive UTM co-ordinates and has no knowledge of any priority right within their areas; likewise, has no knowledge of neighbour or bordering mining rights pending of definitive incorporation to the Official Mining Map.

(e) The **MINING RIGHTS** are not comprised within any Protected Natural Area, their Cushion Area and/or any Reserved Area, and have not been declared as Urban Area or Urban Development Area.

(f) The administrative and registration steps corresponding to the **MINING RIGHTS** have been accomplished with all the formalities for granting the concession title, as provided by law.

(g) **THE TITLEHOLDER** has not failed to comply whether directly or through authorised third parties prior to entering into this agreement, with any law, regulation or permit related to the exercise of the mining activities corresponding to them as **TITLEHOLDER** of the **MINING RIGHTS**, neither violated any provision related to the environmental protection, there being no environmental conditions that may affect the **MINING RIGHTS**.

(h) **THE TITLEHOLDER** has complied with all the formal obligations applicable to the **MINING RIGHTS** in accordance with the Mining Law, being up to date with all the declarations, assessments, studies, payments and all other requirement of law.

2.2 If **LUMINA** verifies that **THE TITLEHOLDER's** title to the **MINING RIGHTS** is: (i) defective, (ii) deficient, (iii) corrupted, (iv) limited to its free assignment contemplated in sub-section 8.4 of the **Option Agreement** and its transfer, (v) challenged; **LUMINA** may file all legal actions deemed necessary which shall be borne by **THE TITLEHOLDER** to remedy such defects, limitations or corruption without any responsibility for **LUMINA**, who shall be entitled to deduct from the disbursements provided in sub-section 3.4 of the **Option Agreement** all the expenses actually incurred in the defence of the title without prejudice to **THE TITLEHOLDER** 's obligation to co-operate with **LUMINA** in all those acts deemed necessary to that end and committing itself to obtain the widest righting of law. This deduction shall not proceed in case the title and the exercising of the mining activity on the mining rights were affected as a consequence of the obligations undertaken by **LUMINA** under the **Option Agreement**.

2.3 **LUMINA** hereby represents and warrants that it has the corporate power and enough authority as to enter into this **Option Amendment Agreement** and that not other consent or approval in connection with this Agreement is required.

2.4 **THE TITLEHOLDER** and **LUMINA** hereby represent that this **Option Amendment Agreement** is not subject to any regulatory approval nor consent of any nature whatsoever, although subsequent actions of **LUMINA** or any of its affiliates may require approval related to the stock exchange or of any other kind. In any case any commitment in this extreme shall not affect the title of **THE TITLEHOLDER** on the **MINING RIGHTS**.

THIRD.- AMENDMENT OF THE OPTION AGREEMENT

THE TITLEHOLDER and **LUMINA** hereby agree to modify sub-sections 3.2, 3.3 and 3.4.2 of sub-section 3.4 of Section Third of the **Option Agreement**, which shall be worded as follows:

"3.2 **Transfer Price**

The **Transfer Price** for 100% of the **MINING RIGHTS**, including their constituents, accessories and other parts that are part of the **Option**, is US$2,000,000 (Two million and 00/100 Dollars of the United States of America). This amount could be eventually increased proportionally to the increase of the Retraction Token as agreed in sub-section 3.4.2 of the **Option Agreement** or sub-section 3.4.1 modified in accordance with this **Amendment Agreement**; or it could be reduced as provided in sub-section 3.4.3 of the **Option Agreement**. Finally, the **Transfer Price** shall be equal to the corresponding amount to be paid as Retraction Token as agreed in sub-section 3.4 of the **Option Agreement**.

In addition to the Transfer Price and also as consideration for the transfer of the **MINING RIGHTS**, including their constituents and accessories parts, upon exercising the Option, **LUMINA** shall pay to **THE TITLEHOLDER** the amounts provided in sub-section 3.7 of the **Option Agreement** in the opportunities

stipulated therein. The Retraction Token shall not be imputed to the Deferred Price which shall not be subject to any adjustment whatsoever."

"3.3 Term of the Option

(a) The term of the Option is forty eight (48) days as of the date of execution of the **Option Agreement**.

(b) Prior to the expiration of the forty-eight month of the **Option**, **LUMINA** may extend, at its own decision, the term of the Option up to thirty six (36) additional months to the forty eight months agreed in the foregoing paragraph (a). The extension could be made (i) in three periods of twelve (12) months each one provided that the intention is notified prior to the expirations of the Option term; or (ii) alternatively at **LUMINA**'s decision the Option may be extended to only one period of thirty six (36) months. The new terms shall be counted from the day following the expiration of the forty eight (48) months agreed in the foregoing paragraph (a) of this sub-section 3.3, or the expiration of the extended term, as the case may be. The extension or extensions as the case may be, shall be made by means of letter through a notary.

(c) The Option term is compulsory for **THE TITLEHOLDER** and voluntary for **LUMINA**. Accordingly, **LUMINA** may terminate the Option at any time by giving notice to **THE TITLEHOLDER** through a notary. The termination shall be effective upon the 30 calendar day following the date of receipt of the notice. If the Option termination takes place, both parties shall be stating their conformity in doing so as signal of not having anything to claim from each other for such termination, and **LUMINA** must comply within the terms stipulated in the **Option Agreement** with all its obligations due before or at the date of the Option termination."

"3.4. Retractaction Token .-

(...)

3.4.2 If **LUMINA** decides to extend the Option term as mentioned in paragraph (b) of sub-section 3.3 of Third Clause, as modified in this **Option Amendment Agreement**, the payment of US$1,120,000.00 (One Million One Hundred and Twenty Thousand Dollars of the United States of America) provided in paragraph (g) of sub-section 3.4.1 of the **Option Agreement**, shall be postponed until expiration of the extended term Option. Additionally to the payments established in sub-section 3.4.1 of the Option Agreement, **LUMINA** shall pay to **THE TITLEHOLDER** as Retraction Token the amount of US$100,000.00 (One Hundred Thousand and 00/100 Dollars of United States of America) for each twelve months extended period, which shall be fully paid upon starting each extended period. The 50% of these payments for the extended period or periods shall be imputed to the final payment provided in paragraph (g) of sub-section 3.4.1 which is postponed until the Option exercise.

Thus, as an example, of the US$100,000.00 (One hundred thousand dollars of United States of America) that are to be paid at the forty eight (48) months, sixty (60) months and seventy two (72) months, if **LUMINA** has extended the Option up to such periods, 50% per cent of said amounts, that is, US$ 50,000 (Fifty Hundred Thousand dollar of United States of America) shall be discounted from the US$1,120,000.00 (One Million One Hundred and Twenty Thousand Dollars of the United States of America) which payment remained postponed, so if the option is extended only for twelve months the amount to be paid to exercise the Option shall be US$ 1'070,000; if the Option is extended for two periods of twelve months each the amount to be paid to exercise the Option shall be US$ 1'020,000; and if the Option is extended for three periods of twelve months the amount to be paid to exercise the Option shall be US$ 970,000.00. If **LUMINA** decides to extend the Option for only one period of 36 months, as provided in (ii) of paragraph (b) of the amended sub-section 3.3., it shall pay the amount of US$ 100,000 upon expiration of the 48, 60 and 72 months, provided that the Option is in full force and effect in each one of said opportunities and upon expiration of the 84 month shall pay US$ 970,000 to exercise the Option.

The above mentioned shall be understood only as an example, since as already agreed in sub-section 3.4.3 of the **Option Agreement**, the Retraction Token payments agreed in this sub-section 3.4.3 are subject to adjustments. For purposes of the adjustments, the date of calculation shall be the date in which the payment is made.

FORTH.- SECTIONS REMAINING IN FULL FORCE AND EFFECT AND DEFINITIONS

4.1 All covenants contained in the Option Agreement that have not been expressly modified by this **Option Amendment Agreement**, including the rules referred to arbitration, remain in full force and effect..

4.2 All definitions contained in the Option Agreement apply to this **Option Amendment Agreement.**

FIFTH.- TERM OF THE AGREEMENT

If any of the covenants contained in this **Option Amendment Agreement** become null or voidable the remaining provisions contained in the Option Agreement or in this Option Amendment Agreement shall remain in full force and effect to the extent they may be separated.

The provision contained in Article 225 of the Peruvian Civil Code shall apply to this Agreement in the sense that any eventual nullity for violation of an imperative rule shall not imply the nullity of the act of law but its substitution by the imperative rule. Without prejudice to the foregoing, **THE TITLEHODLER** and **LUMINA** undertake to reflect the

covenants that might be declared null or voidable in a way that such covenants shall not be challenged.

SIXTH.- EXPENSES

All the notary and registration expenses arising in connection with this **Option Amendment Agreement** shall be borne by **LUMINA.**

Mr. Notary, kindly add the clauses required by law as well as the necessary inserts, sending the corresponding copies to the Public Register for its registration in the MINING RIGHTS entries.

Executed in Lima, in signal of conformity, this 30th day of May of 2003.

Luis Rodríguez-Mariategui Canny
Voter Card N° 08798881
LUMINA

Gerardo Miguel Rojas Armas
Identity Card N°07858807
THE TITLEHOLDER

Waldo Delfín Rojas Armas
Identity Card N° 078558843
THE TITLEHOLDER

Gerardo Miguel Rojas Armas
Identity Card N° 07858807

Señor Notario:

Sírvase usted extender en su registro de Escrituras Públicas una en la que conste el Contrato de Modificación de Opción de Transferencia de Derechos Mineros que otorgan de una parte La Asunción Negociación Minera S.A.C (ASUMIN), con RUC Nº 20338786728, con domicilio en Casimiro Ulloa Nº 176, Departamento 5, del Distrito de Miraflores, Provincia y Departamento de Lima, debidamente representada por el señor Gerardo Miguel Rojas Armas, identificado con DNI Nro. 07858807. y el señor Waldo Delfín Rojas Armas, identificado con DNI Nro. 07858843, ambos facultados conforme consta en la Partida Nro. 03011466 del Registro de Personas Jurídicas de Lima, a quien en adelante se denominará "**LA TITULAR**"; y, de otra parte la empresa Lumina Copper SAC, con RUC Nº20506363480, debidamente representada por el Sr. Luis Rodríguez Mariátegui Canny, identificado con LE Nº08798881, según poderes inscritos en la Partida Nº00011480480 del Registro de Personas Jurídicas de Lima y con domicilio en Miguel Aljovín Nº 530 del Distrito de Santiago de Surco, de la Provincia y Departamento de Lima; a quien en adelante se denominará **"LUMINA";** en los términos y condiciones que las siguientes cláusulas establecen:

PRIMERA.- ANTECEDENTES:

La Titular y LUMINA han celebrado un Contrato de Opción de Transferencia de Derechos Mineros (en adelante el Contrato de Opción) sobre las siguientes concesiones mineras (en adelante los DERECHOS MINEROS):

(a) "El Galeno", de 591.3231 hectáreas, con Código 0300X2984X01, cuyo título fue aprobado por Resolución Jefatural Nº 4701-97-RPM de fecha 23 de junio de 1997, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca;

(b) "El Galeno I", de 274.5658 hectáreas, con Código 0300X3250X01, cuyo título fue aprobado por Resolución Jefatural Nº 4669-97-RPM de fecha 23 de junio de 1997, ubicado en el distrito de Sorochuco, Provincia de Celendín del Departamento de Cajamarca;

(c) "El Galeno II", de 349.9138 hectáreas, con Código 0300X3255X01, cuyo título fue aprobado por Resolución Jefatural Nº 03329-2000-RPM del 25 de agosto de 2000, ubicado en el distrito de Sorochuco, Provincia de Celendín del Departamento de Cajamarca;

(d) "Galeno 10", de 22.02 hectáreas, con Código 01-04099-95, cuyo título fue aprobado por Resolución Jefatural Nº 7536-96-RPM de fecha 19 de noviembre de 1996, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca;

(e) "Galeno 11", de 326.63 hectáreas, con Código 01-04097-95, cuyo título fue aprobado por Resolución Jefatural Nº 5308-97-RPM de fecha 30 de junio de 1997, ubicado en el distrito de Encañada, Provincia de Celendín del Departamento de Cajamarca.

SEGUNDA.- DECLARACIONES Y GARANTÍAS:

2.1 La Titular declara y garantiza, a la fecha de la suscripción de la presente minuta, que:

(a) ASUMIN tiene todos los poderes corporativos y la autoridad para celebrar el presente Contrato de Modificación de Opción y para otorgar la Opción a LUMINA, estando facultada para celebrar y ejecutar todos los actos a que se compromete mediante este documento, sin que sea necesaria ninguna aprobación previa por parte de órgano alguno.

(b) Con excepción de lo mencionado en la sub-cláusula 1.2 del Contrato de Opción referida a la situación de la concesión minera Galeno II, los DERECHOS MINEROS se encuentran vigentes, libres de contingencias, cargas o gravámenes, ni existen oposiciones por derechos prioritarios de terceros, no existiendo medida judicial o extrajudicial ni convenio que pueda afectar o limitar: (i) su libre transferencia, (ii) el acceso irrestricto de LUMINA a las áreas que los DERECHOS MINEROS encierran (iii) o la celebración del presente Contrato. Asimismo, no están sujetos a contratos de cesión minera, de opción minera, de riesgo compartido o similares ni son materia de cuestionamiento por cualquier causa.

(c) Los DERECHOS MINEROS están al día en su integridad con el pago del Derecho de Vigencia correspondiente a cada uno de ellos por todos los ejercicios desde su correspondiente solicitud de petitorio hasta el derecho de vigencia correspondiente al año 2002, cuyo pago correspondió hacerse efectivo en Junio del 2002. Con respecto a la penalidad por no haberse alcanzado la producción o inversión mínima establecida en el artículo 40 del Texto Unico Ordenado de la Ley General de Minería aprobado por D.S. Nº014-92-EM y sus normas modificatorias, ampliatorias, reglamentarias y conexas (Ley General de Minería), los DERECHOS MINEROS no han estado sujetos a dicho pago hasta el año 2002.

(d) Los DERECHOS MINEROS se encuentran incorporados al Catastro Minero Nacional con coordenadas UTM definitivas y que no conoce dentro de sus áreas otros derechos prioritarios; asimismo, que no conoce de derechos mineros vecinos o colindantes pendientes de incorporación definitiva al Catastro Minero Nacional.

(e) Los DERECHOS MINEROS no están comprendidos en Area Natural Protegida, su Zona de Amortiguamiento y/o en Zona Reservada, ni han sido declaradas como Area Urbana o de Expansión Urbana.

(f) Los trámites administrativo y registral correspondientes a los DERECHOS MINEROS se han cumplido con todas las formalidades para el otorgamiento del título de concesión conforme a ley.

(g) Ni directamente, ni a través de otros operadores autorizados por La Titular antes de la celebración del Contrato de Opción, ha incumplido ninguna ley, reglamento o permiso relacionado con el ejercicio de las actividades mineras que les corresponde como Titular de los DERECHOS MINEROS, ni ha infringido ninguna disposición relativa a la protección del medio ambiente, no existiendo condiciones ambientales que pudieran afectar los DERECHOS MINEROS.

(h) Han dado cumplimiento a todas las obligaciones formales aplicables a los DERECHOS MINEROS con arreglo a la Ley General de Minería, estando al día y en orden todas las declaraciones, evaluaciones, estudios, pagos y demás requisitos de ley.

2.2 En caso que LUMINA, compruebe que el título de La Titular sobre los DERECHOS MINEROS sea: (i) defectuoso, (ii) deficiente, (iii) viciado, (iv) contenga limitaciones a la libre cesión de posición contractual prevista en la sub-cláusula 8.4 del Contrato de Opción y transferencia de los mismos, (v) que estén o sean cuestionados; LUMINA podrá iniciar y seguir todas las acciones legales que sean necesarias, por cuenta y costo de La Titular para remediar dichos defectos, limitaciones o vicios, sin responsabilidad para LUMINA, quien tendrá el derecho de deducir de los desembolsos previstos en el sub-cláusula 3.4 del Contrato de Opción los gastos efectivamente realizados en la defensa del título, sin perjuicio de la obligación de La Titular de cooperar con LUMINA en todo lo que sea necesario para tales efectos y obligándose al saneamiento más amplio de ley. Esta deducción no procederá en caso la titularidad y el ejercicio de la actividad minera sobre los derechos mineros, resulten afectados a consecuencia de las obligaciones que debe cumplir LUMINA de acuerdo al Contrato de Opción.

2.3 LUMINA declara y garantiza que cuenta con el poder corporativo y la autoridad suficiente para celebrar este Contrato de Modificación de Opción y que no requiere de ningún otro consentimiento u aprobación con relación a este Contrato.

2.4 La Titular y LUMINA declaran que el presente Contrato de Modificación de Opción no está sujeto a ninguna aprobación regulatoria o consentimiento de ninguna clase, aún cuando posteriores actuaciones de LUMINA o de sus empresas afiliadas puedan requerir de aprobaciones bursátiles o de otra clase. En ningún caso cualquier exigencia en este sentido podrá afectar la titularidad de la Titular sobre los Derechos Mineros.

TERCERO.- MODIFICACION DEL CONTRATO DE OPCION

La Titular y LUMINA acuerdan modificar las sub-cláusulas 3.2, 3.3 y el acápite 3.4.2 de la sub-cláusula 3.4 de la cláusula Tercera del Contrato de Opción, los cuales quedan redactados de la siguiente manera:

"3.2 **Precio de Transferencia**

El Precio de Transferencia por el 100% de los Derechos Mineros, incluyendo sus partes integrantes, accesorias y las demás forman parte de la Opción, es de US$2,000,000 (dos millones y 00/100 dólares americanos). Esta suma eventualmente se podrá incrementar en la misma proporción que se incrementen las Arras de Retractación tal como se conviene en el acápite 3.4.2 del Contrato de Opción o en el acápite 3.4.1 modificado conforme a este Contrato de Modificación; o bien se podrá reducir conforme se prevé en el acápite 3.4.3 del Contrato de Opción. Finalmente el Precio de Transferencia será equivalente al que haya correspondido pagar en calidad de Arras de Retractación pactados en la sub-cláusula 3.4 del Contrato de Opción.

En adición al Precio de Transferencia y por el mismo concepto de contraprestación por la transferencia de los Derechos Mineros, incluyendo sus partes integrantes y accesorias, una vez ejercitada la Opción, LUMINA deberá pagar a los Titulares las sumas previstas en la sub-cláusula 3.7 del Contrato de Opción en las oportunidades ahí señaladas. Las Arras de Retractación no serán imputadas al Precio Postergado, el que tampoco estará sujeto a ajuste alguno."

"3.3 **Plazo de Opción**

(a) El plazo de la Opción es de cuarenta y ocho (48) meses contado a partir de la fecha de suscripción de la minuta del Contrato de Opción.

(b) Hasta antes del vencimiento del cuadragésimo octavo mes de la Opción LUMINA podrá a su propio criterio extender el plazo de la Opción hasta por un máximo de treinta y seis (36) meses adicionales a los cuarenta y ocho (48) meses pactados en el literal (a) anterior. La extensión podrá efectuarse (i) en tres (3) tramos de doce (12) meses cada uno siempre que se comunique la intención antes del vencimiento del plazo de la Opción; o (ii) alternativamente a elección de LUMINA podrá extender la Opción por un solo tramo de treinta y seis (36) meses. Los nuevos plazos iniciarán su cómputo a partir del día siguiente al vencimiento de los cuarenta y ocho (48) meses convenidos en el literal (a) de esta sub-cláusula 3.3, o del vencimiento del plazo extendido cuando corresponda. La extensión o extensiones, según sea el caso, deberán hacerse mediante comunicación notarial.

(c) El plazo de la Opción es obligatorio para los Titulares y voluntario para LUMINA. En consecuencia, LUMINA podrá poner término a la Opción en cualquier momento, cursando una Notificación a los Titulares en tal sentido, por conducto notarial. Los efectos de la terminación se

producirán a los 30 días calendario siguientes a la fecha en que sea recibida la mencionada comunicación. De producirse la terminación de la Opción, ambas Partes declaran estar conformes con ello, en señal de no tener nada que reclamarse por dicha terminación, debiendo LUMINA cumplir dentro de los plazos convenidos en el Contrato de Opción con todas las obligaciones pendientes a su cargo que se hubieran generado antes o a la fecha de la terminación de la Opción."

"**3.4. <u>Arras de Retractación</u>.-**

(...)

3.4.2 En caso que LUMINA decida extender el plazo de la Opción conforme se menciona en el literal (b) de la sub-cláusula 3.3 de la Cláusula Tercera, conforme es modificada en este Contrato de Modificación de Opción, el pago de US$1,120,000.00 (un millón ciento veinte mil y 00/100 dólares americanos) previsto en el literal (g) del acápite 3.4.1 del Contrato de Opción se pospondrá hasta cumplirse el plazo extendido de la Opción. Adicionalmente a los pagos señalados en el acápite 3.4.1 del Contrato de Opción LUMINA pagará a los Titulares en calidad de Arras de Retractación la cantidad de US$100,000.00 (cien mil y 00/100 dólares americanos) por cada periodo de doce meses extendido, los que se pagarán íntegramente al inicio de cada plazo extendido. El 50% de estos pagos por el o los periodos extendidos se imputarán al pago final previsto en el literal (g) del acápite 3.4.1 del Contrato de Opción que queda postergado hasta el ejercicio de la Opción.

Así, a modo de ejemplo, de los US$100,000.00 (cien mil y 00/100 dólares americanos) que corresponda pagar a los meses cuarenta y ocho (48), sesenta (60) y setenta y dos (72), si es que LUMINA ha extendido la Opción hasta dichos periodos, el 50% de los mismos, es decir, US$50,000.00 (cincuenta mil y 00/100 dólares americanos) será descontado de US$1,120,000.00 (un millón ciento veinte mil y 00/100 dólares americanos) cuyo pago quedó postergado, con lo que de extenderse la Opción únicamente por un periodo de doce meses el monto a pagar para ejercer la Opción será de US$1,070,000.00 (un millón setenta mil y 00/100 dólares americanos); de extenderse la Opción por dos periodos de doce meses el monto a pagar para ejercer la Opción será de US$1,020,000.00 (un millón veinte mil y 00/100 dólares americanos); y de extenderse la Opción por tres periodos de doce meses el monto a pagar para ejercer la Opción será de US$970,000.00 (novecientos setenta y 00/100 dólares americanos). De elegir LUMINA por extender la Opción por un único periodo de treinta y seis (36) meses, conforme se prevé en el numeral (ii) contenido en el literal (b) de la sub-cláusula 3.3 modificada deberá pagar la cantidad de US$100,000.00 (cien mil y 00/100 dólares americanos) al cumplimiento de los meses cuarenta y ocho (48),

sesenta (60) y setenta y dos (72) siempre que la Opción esté vigente en cada una de dichas oportunidades y al cumplirse el mes ochenta y cuatro (84) deberá pagar US$970,000.00 (novecientos setenta y 00/100 dólares americanos) para ejercer la Opción.

Lo previsto en el párrafo anterior debe entenderse únicamente a modo de ejemplo, pues como está acordado en el acápite 3.4.3 del Contrato de Opción, los pagos de las Arras de Retractación acordados en este acápite 3.4.2 están sujetos a ajustes. Para los efectos de los ajustes, la fecha de su cálculo será aquella en la que el pago deba hacerse efectivo."

CUARTO.- CLAUSULAS SUBSISTENTES Y DEFINICIONES

4.1 En todo lo que no haya sido expresamente modificado por este Contrato de Modificación de Opción subsisten todos los acuerdos contenidos en el Contrato de Opción, incluyendo las referidas a las normas de arbitraje.

4.2 Son de aplicación a este Contrato de Modificación de Opción todas las definiciones contenidas en el Contrato de Opción.

QUINTO.- VIGENCIA DE CONTRATO

En caso que cualquiera de los acuerdos contenidos en este Contrato de Modificación de Opción resulte nulo o anulable las demás disposiciones contenidas en el Contrato de Opción o en este Contrato de Modificación de Opción subsistirán en la medida que sean separables.

Será de aplicación a este Contrato lo dispuesto por el artículo 225 del Código Civil, en el sentido que cualquier eventual nulidad por violación de una norma imperativa no importará la nulidad del acto sino su sustitución por la norma imperativa. Sin perjuicio de lo anterior La Titular y LUMINA se comprometen a reflejar los acuerdos que pudieran ser declarados nulos o anulables de manera que no resulten cuestionables.

SEXTO.- GASTOS

Todos los gastos notariales y registrales que correspondan a esta Modificación de Contrato de Opción serán asumidos por LUMINA.

Agregue Ud. Señor Notario la introducción y conclusión de ley, así como los insertos que sean necesarios, cuidando de cursar partes a los Registros Públicos para su inscripción en las partidas de los DERECHOS MINEROS.

Suscrito en Lima, en señal de conformidad a los 30 días de mayo del 2003.

Luis Rodríguez-Mariátegui Canny
L.E. No. 08798881
LUMINA

Gerardo Miguel Rojas Armas
DNI No. 07858807
LA TITULAR

Waldo Delfín Rojas Armas
DNI No. 07858843
LA TITULAR

Gerardo Miguel Rojas Armas
DNI No. 07858807